UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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Trustmark Corporation

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2020 Annual Meeting Notice & Proxy Statement

Notice of Annual Meeting of Shareholders

The 2020 Annual Meeting of Shareholders of Trustmark Corporation (Trustmark) will be held as follows:

DATE AND TIME

Tuesday, April 28, 2020, at 1:00 p.m.

LOCATION

Trustmark Corporate Office

248 East Capitol Street

Jackson, Mississippi 39201

ITEMS OF BUSINESS

1)	To elect a board of 13 directors to hold office for the ensuing year or until their successors are elected and qualified.

2)	To provide advisory approval of Trustmark’s executive compensation.

3)	To ratify the selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2020.

4)	To transact such other business as may properly come before the meeting.

RECORD DATE

Shareholders of record on March 2, 2020, are eligible to vote at the meeting in person or by proxy.

PROXY VOTING/REVOCATION

●

You are urged to vote your shares as soon as possible, whether or not you plan to attend the meeting. You may vote your shares by Internet by following the instructions on the Notice of Internet Availability or proxy card.

●	If you received a printed copy of the proxy statement, you may also vote your shares by signing and returning the enclosed proxy card in the enclosed reply envelope.

●	If you attend the meeting in person, you may revoke your proxy prior to the voting thereof. You may also revoke your proxy by following the instructions on page 4 of the proxy statement.

Granville Tate, Jr.

Secretary

March 16, 2020

Gerard R. Host President and Chief Executive Officer Trustmark Corporation P.O. Box 291 Jackson, Mississippi 39205

March 16, 2020

Dear Shareholder:

On behalf of your Board of Directors, I would like to cordially invite you to attend Trustmark’s Annual Shareholders’ Meeting on April 28, 2020, at 1:00 p.m. at Trustmark’s Corporate Office located at 248 East Capitol Street in Jackson, Mississippi. At the meeting, you will have the opportunity to elect thirteen directors who bring diverse perspectives and valuable leadership skills to Trustmark. Their guidance will enable us to successfully compete in an evolving industry and continue our steadfast commitment to the customers, associates, shareholders and communities we have the privilege of serving.

Your vote is important to us. The proposals to be considered are described in this proxy statement, and instructions on how to vote your shares may be found on page 4. We encourage you to vote your shares in advance of the meeting to ensure the presence of a quorum.

During 2019, we continued to build upon and expand customer relationships as reflected by solid growth in our banking, mortgage banking, wealth management and insurance businesses. Net income and diluted earnings per share reached record levels, and we continued investments to enhance our franchise and competitive position. We also returned capital to shareholders through consistent quarterly dividends and opportunistic share repurchases, and we made significant contributions to strengthen our communities.

We also invite you to review Form 10-K and our Annual Report for 2019, both of which are available at trustmark.com or in hard copy upon request. These documents will provide more detailed information about your company.

Thank you for your continued support of Trustmark and your participation in this important process. I look forward to seeing you at the annual meeting.

Sincerely,

Gerard R. Host

President and Chief Executive Officer

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement carefully before voting as this is only a summary.

Information About the 2020 Annual Meeting

Time/Date:	Tuesday, April 28, 2020, at 1:00 p.m.

Place:	Trustmark Corporate Office, 248 East Capitol Street, Jackson, Mississippi 39201

Record Date:	March 2, 2020

Proposals

Proposal	Description	Board Recommendation
Proposal 1	Election of 13 directors to hold office for the ensuing year or until their successors are elected and qualified	“FOR” (for each nominee)
Proposal 2	Advisory approval of Trustmark’s executive compensation	“FOR”
Proposal 3	Ratification of selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2020	“FOR”

Financial Highlights - 2019

●   Net income (NI) totaled $150.5 million, compared to $149.6 million in 2018

●   Diluted earnings per share totaled $2.32, compared to $2.21 in 2018

●   Annual dividend to shareholders totaled $0.92 per share

●   Return on average assets of 1.11%

●   Total assets totaled $13.5 billion at December 31, 2019

●   Loans held for investment increased $499.8 million, or 5.7% compared to 2018

●   Net interest margin expanded to 3.62% for the year

●   Return on average tangible common equity of 12.45% (See “Alignment Between Pay and Performance” on page 18 for a description of return on average tangible common equity ratio.)

Corporate Governance Highlights

● Ten of the fourteen current members of the Board of Directors of Trustmark (the Board) are independent.	● The Board has the authority to seek advice or counsel from external advisors as needed.

●   Directors are required to retire at the age of 70, except that our current Board Chairman, R. Michael Summerford, is permitted to serve until the age of 71 (Mr. Summerford will retire at the Annual Meeting).

●   Directors are subject to Trustmark stock ownership requirements.

●   The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each.

●   In the event the Board Chairman is also the CEO, the Chairman of the Executive Committee, an independent director, serves as Lead Director.

●   The Board has adopted codes of conduct/ethics for directors, senior financial officers (including the CEO) and associates.

●   Directors must notify Trustmark of changes in professional responsibilities and residence and are expected to comply with a directors’ attendance policy.

● Trustmark has a CEO succession planning process to promote continuity of leadership and an orderly transition upon the CEO’s retirement or other termination of employment.

Executive Compensation Highlights

What we do:

✓	Substantial portion of executive pay based on performance against goals set by the Board

✓	Stock ownership requirements for executive officers

✓	Independent compensation consultant regularly advises the Human Resources Committee

✓	Minimum vesting periods of not less than three years for equity awards, with three-year cliff vesting of time-based awards

✓	Clawback provisions that permit Trustmark to recover incentive-based compensation under certain circumstances

✓	Use of peer company data to help set executive compensation

✓	Annual advisory votes on executive compensation

✓	Human Resources Committee oversees compensation and is comprised solely of independent directors

What we don’t do:

✘	No automatic or guaranteed annual salary increases

✘	No guaranteed bonuses or guaranteed long-term incentive awards

✘	No tax gross-ups for executive officers

✘	No “single-trigger” change in control severance payments

✘	No hedging of Trustmark stock

✘	No excessive perquisites

GENERAL INFORMATION

Introduction

Trustmark Corporation (Trustmark) is holding its 2020 Annual Meeting of Shareholders (the Annual Meeting) on Tuesday, April 28, 2020. This proxy statement is being sent on or about March 16, 2020, in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and at any adjournment or postponement thereof.

Trustmark is furnishing this proxy statement over the Internet to most shareholders. These shareholders will not receive printed copies of the proxy statement and proxy card, and instead will receive a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. If you received a Notice of Internet Availability, for additional information please see “Availability of Proxy Materials” on page 44.

Meeting Location, Date and Time

The Annual Meeting will be held at Trustmark’s Corporate Office located at 248 East Capitol Street, Jackson, Mississippi 39201, on Tuesday, April 28, 2020, at 1:00 p.m. To obtain directions to attend the meeting, contact the Secretary at 1-601-208-5088 or toll-free at 1-800-844-2000 (extension 5088).

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 2, 2020, are entitled to notice of and to vote at the Annual Meeting in person or by proxy. On the record date, Trustmark had outstanding 63,943,343 shares of common stock.

Required Vote

A majority of the shares outstanding and entitled to vote constitutes a quorum to transact business at the Annual Meeting. Each share is entitled to one vote on each proposal.

The required vote for each proposal is as follows:

●

Directors must receive a majority of the votes cast in order to be elected (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is an incumbent director is not elected, and no successor is elected, such nominee must tender his or her resignation from the Board. For additional information, please see “Proposal 1: Election of Directors” on page 12.

●	The advisory vote to approve Trustmark’s executive compensation will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.
●	The ratification of the selection of Crowe LLP (Crowe) as independent auditor will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

While abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors or any other proposal.

Applicable rules determine whether proposals presented at shareholder meetings are considered routine or non-routine. If a proposal is considered routine, a bank, broker or other holder of record which holds shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the bank, broker or other holder of record generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of the selection of Crowe as independent auditor is considered a routine matter, while the other proposals, i.e., the election of directors and the advisory vote to approve Trustmark’s executive compensation, are considered non-routine matters.

All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares through a bank, broker or other holder of record and you do not give voting instructions, your bank, broker or other record holder of the shares is not permitted to vote your shares on any proposal other than Proposal 3, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR the director nominees named in Proposal 1, FOR advisory approval of Trustmark’s executive compensation in Proposal 2, FOR ratification of the selection of Crowe as independent auditor in Proposal 3 and on all other matters in accordance with the recommendations of the Board.

How to Vote

Shareholders of record can vote in person at the Annual Meeting or by proxy without attending the Annual Meeting.

To vote by proxy:

(1)	Vote by Internet (instructions are on the Notice of Internet Availability or the proxy card), or
(2)	If you received a printed copy of this proxy statement, complete the enclosed proxy card and sign, date and return it in the enclosed postage-paid envelope.

If you hold your shares through a bank, broker or other holder of record, your bank, broker or agent will provide you with materials and instructions for voting your shares. If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person.

You will receive multiple Notices of Internet Availability or printed copies of the proxy materials if you hold your shares in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all of your shares are voted.

Revoking Your Proxy

If you are a shareholder of record, you may revoke your proxy at any time before it is voted by written notice to the Secretary, by revocation at the meeting, by delivery to the Secretary of a subsequently dated proxy card or by submitting a later vote by Internet (instructions are on the Notice of Internet Availability or the proxy card). In the case of multiple submissions regarding the same shares, the proxy with the latest date will be counted. The address for the Secretary is c/o Trustmark Corporation, Post Office Box 291, Jackson, MS 39205.

If you hold your shares through a bank, broker or other holder of record and you do not plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to revoke your proxy or change your vote.

Voting on Other Matters

The Board is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board.

CORPORATE GOVERNANCE

Overview

Trustmark’s governance structure enables the Board to effectively and efficiently address key, specific issues such as business growth, human capital, enterprise risk management and technology, among others. This is accomplished through five standing Board committees and through the effective utilization of the directors’ combined wisdom and diverse experience and business knowledge.

The role of the Board and its committees is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this role, Trustmark’s Board is responsible for:

● Providing strategic guidance and oversight	● Ensuring that management’s operations contribute to Trustmark’s financial soundness

● Acting as a resource on strategic issues and in matters of planning and policy-making	● Promoting social responsibility and ethical business conduct

● Providing insight and guidance on complex business issues and problems in the banking and financial services industries	● Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO)

● Monitoring risks facing Trustmark and providing oversight of Trustmark’s stress testing and other risk evaluation processes	● Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements

Recent Developments

On January 1, 2020, Duane A. Dewey joined the Board and the Board of Directors of Trustmark National Bank (the Bank Board), in connection with his becoming President and Chief Operating Officer of Trustmark National Bank (the Bank).

On December 10, 2019, the Board and the Bank Board appointed Gerard R. Host, the President and Chief Executive Officer of Trustmark and the Chief Executive Officer of the Bank, as Chairman of the Board and the Bank Board, effective as of the conclusion of the Annual Meeting. On January 28, 2020, the Board appointed Richard H. Puckett as Chairman of the Executive Committee and Lead Director of the Board, effective as of the conclusion of the Annual Meeting.

Key Features of Trustmark’s Corporate Governance

Trustmark’s governance structure has a number of key features that are designed to ensure effective and efficient oversight of the company, including the following:

●	Ten of the fourteen current members of the Board are independent.
●

Directors are required to retire at the age of 70, except that our current Board Chairman, R. Michael Summerford, is permitted to serve until the age of 71 (Mr. Summerford will retire at the Annual Meeting).

●	Directors are subject to Trustmark stock ownership requirements, as described under the heading “Director Compensation.”
●	The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each.
●

Trustmark currently separates the roles of CEO and the Board Chairman, who is independent. In the event the Board Chairman is also the CEO, as will be the case when Mr. Host becomes Board Chairman, the Chairman of the Executive Committee, an independent director, serves as Lead Director. See “Board Leadership” on page 6 for additional information.

●	Directors must notify Trustmark of changes in professional responsibilities and residence and are expected to comply with a directors’ attendance policy.
●	The Board has adopted codes of conduct/ethics for directors, senior financial officers (including the CEO) and associates.
●	The Board has the authority to seek advice or counsel from external advisors as needed.
●	Trustmark has a CEO succession planning process to promote continuity of leadership and an orderly transition upon the CEO’s retirement or other termination of employment.
●

The Executive Committee of the Board reviews the corporate governance structure and annually evaluates each director’s performance against specific performance criteria designed to evaluate the director’s contributions to the Board’s deliberations and processes.

The Code of Conduct for Trustmark Directors, Code of Ethics for Senior Financial Officers of Trustmark, Code of Ethics and Procedure to Report Violations of Law or Accounting or Audit Irregularities (Whistleblower Procedures) are available on Trustmark’s website at www.trustmark.com under About/Investor Relations/Corporate Governance/ Governance Documents or may be obtained, without charge, by written request addressed to the Secretary, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205. Trustmark intends to provide required disclosure of any amendment to or waiver of its codes of conduct/ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on www.trustmark.com under About/Investor Relations/Corporate Governance/Governance Documents promptly following any such amendment or waiver. Trustmark may also elect to disclose any such amendment or waiver in a report on Form 8-K filed with the Securities and Exchange Commission (SEC). The information contained on or connected to Trustmark’s website is not incorporated by reference in this proxy statement and should not be considered part of this or any other document that Trustmark files with the SEC.

Meetings of the Board of Directors

The Board met six times in 2019. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member in 2019. The Board meets jointly with the Bank Board. Since 2017, all members of the Board have also served as members of the Bank Board.

Director Attendance at the Annual Meeting

Directors are expected to attend the annual meeting of shareholders, and in 2019, all of our directors were present at the annual meeting.

Director Independence

The Board has determined that the following current directors and director nominees are “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules):

Adolphus B. Baker	James N. Compton	Marcelo Eduardo	Richard H. Puckett
William A. Brown	Tracy T. Conerly	J. Clay Hays, Jr., M.D.	R. Michael Summerford
Augustus L. Collins	Toni D. Cooley	Harris V. Morrissette	LeRoy G. Walker, Jr.

In conjunction with these independence determinations, the Board considered certain relationships, including through family members and business affiliates, that (i) Messrs. Brown, Puckett and L. Walker, Dr. Hays, Mrs. Conerly and Ms. Cooley have as customers of the Bank and its subsidiary, Fisher Brown Bottrell Insurance, Inc. (Fisher Brown Bottrell) and (ii) Messrs. Baker, Brown, Compton, Puckett and L. Walker, General Collins and Dr. Hays have as customers of the wealth management and trust services division of the Bank. In each case, the Board concluded that the business relationship did not interfere with the individual’s ability to exercise independent judgment as a director of Trustmark.

Board Leadership

Under Trustmark’s governance guidelines, which are contained in the Board Charter, the Board has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of Board Chairman and CEO to be separate or combined. Prior to 2011, there were periods during which the Board Chairman and CEO roles were combined. Trustmark has maintained separate Board Chairman and CEO positions since 2011. The Board believes that at this time it is best for Trustmark to combine the roles of Board Chairman and CEO in order to facilitate a smooth and seamless transition of both Board and executive leadership, consistent with Trustmark’s ongoing succession process. Accordingly, the Board has appointed Mr. Host as Board Chairman upon Mr. Summerford’s retirement following the Annual Meeting. Mr. Host will serve as Board Chairman as well as CEO to provide continuity of leadership. As Board Chairman, Mr. Host will lead the Board in its oversight function and consideration of broader corporate strategy, including setting the agenda for Board meetings (in consultation with the Lead Director and other members of the Board), presiding over meetings of the Board, and serving as the primary communicator with other members of the Board.

Trustmark’s Board Charter and Bylaws provide that if the Board Chairman and CEO positions are occupied by the same individual, an independent director shall serve as Chairman of the Executive Committee as well as the Board’s Lead Director. Accordingly, in connection with Mr. Host’s appointment as Board Chairman, the Board has appointed Richard H. Puckett as the Chairman of the Executive Committee and Lead Director, effective as of the conclusion of the Annual Meeting. The Lead Director’s responsibilities include (i) chairing meetings and executive sessions of the independent directors, Executive Committee and meetings on matters for which the Board Chairman recuses himself and other meetings in the Board Chairman’s absence, (ii) coordinating with the Board Chairman to develop Board meeting agendas and schedules, (iii) communicating with and advising the Board Chairman, (iv) referring to the appropriate Board committee any issue brought to his attention by shareholders, directors or others, (v) serving as the primary communicator between the directors and the CEO and (vi) providing an alternative communication channel for all directors, including non-executive directors. The Board believes an independent Lead Director serves an important function in providing independent leadership of the Board and strengthening the Board’s oversight of Trustmark’s business. The Board Charter is posted on Trustmark’s website at www.trustmark.com under About/Investor Relations/Corporate Governance/Governance Documents/Board Charter.

Committees of the Board of Directors

There are five standing Board committees: Audit & Finance, Enterprise Risk, Executive, Human Resources and Nominating. All of these Board committees, other than the Nominating Committee, are joint committees of the Board and the Bank Board. The Audit & Finance, Human Resources and Nominating committees are comprised solely of independent directors and otherwise satisfy the requirements applicable to such committees under Nasdaq listing standards.

Audit & Finance Committee

The Audit & Finance Committee meets regularly throughout the year including meeting with the external and internal auditors without management present. The Committee’s responsibilities include:

●	Sole responsibility for the appointment, compensation, retention and oversight of the work of the external auditor.
●	Assuring the objectivity and independence of the internal audit department and the external auditor.
●	Reviewing and concurring in the appointment, replacement, reassignment, performance or dismissal of the director of internal audit, who reports directly to the Committee.
●

Inquiring of management, the director of internal audit, and the external auditor about significant risks or exposures and assessing steps that management has taken to minimize such risks to Trustmark.

●	Considering and reviewing with the director of internal audit and the external auditor the adequacy of Trustmark’s internal controls.
●

General oversight of the preparation and review of Trustmark’s consolidated financial statements, management’s discussion and analysis, critical accounting policies, interim financial statements, and other matters relating to financial reporting.

●	Reviewing Trustmark’s annual budget and monitoring its performance.
●	Oversight and review of the system for monitoring compliance with laws and regulations.

The role and responsibilities of the Audit & Finance Committee are described in greater detail in its Charter, which is posted on Trustmark’s website at www.trustmark.com under About/Investor Relations/Corporate Governance/ Governance Documents/Audit & Finance Committee Charter.

Enterprise Risk Committee

The Enterprise Risk Committee is responsible for monitoring risks that are being taken by Trustmark. The Committee’s responsibilities include:

●	Understanding and analyzing the enterprise-wide effect of those risks.
●	Reporting on risks to the Board.
●	Monitoring capital stress testing results and comparison to risk appetite and other risk evaluation processes.
●	Receiving reports from the Board’s other committees about risks that are under the committees’ specific purview.

Executive Committee

The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the Board can be held. The Committee’s responsibilities include:

●	Providing guidance to management on the strategic planning process and issues of strategic importance including business growth and expansion, material transactions and technology.
●	Oversight of Trustmark’s capital planning process.
●	Oversight of Trustmark’s capital stress testing activities.
●	Reviewing the corporate governance structure.
●	Evaluating, annually, each director’s performance against specific performance criteria designed to evaluate the director’s contributions to the Board’s deliberations and processes.
●	Reviewing Trustmark’s cybersecurity activities and corporate technology strategy.

Human Resources Committee

The Human Resources Committee is responsible for overseeing the development of a program to compensate Trustmark’s management in accordance with Trustmark’s compensation philosophy and objectives. The Committee also ensures that appropriate policies and practices are in place to facilitate the development of management talent and orderly CEO succession. In fulfilling its role, the Committee’s responsibilities include:

●	Approving management-developed guidelines that shape Trustmark’s compensation strategy and approach.
●	Recommending the skills and experience required of a CEO candidate, subject to final approval by the Board.
●	Recommending the CEO’s compensation and performance evaluation procedures, for final approval by the Board.
●	Recommending compensation for officers who are members of the Executive Management Committee and officers of Trustmark, for final approval by the Bank Board and the Board, as applicable.
●	Recommending awards under Trustmark’s equity compensation plans, for final approval by the Board, subject to limited discretion by the CEO for specified awards.
●	Recommending compensation for directors.
●	Reviewing and approving Trustmark’s compensation disclosures.
●	Overseeing the review of Trustmark’s compensation policies and practices as they relate to risk management.

All members of the Committee during 2019 and currently are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the Exchange Act), “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” within the meaning of Rule 5605(a)(2) of the NASDAQ listing rules. The Human Resources Committee Charter is posted on Trustmark’s website at www.trustmark.com under About/Investor Relations/Corporate Governance/Governance Documents /Human Resources Committee Charter.

Nominating Committee

The Nominating Committee is charged with assisting the Board by identifying individuals qualified to become Board members. In fulfilling its role, the Committee’s responsibilities include:

●	Seeking, interviewing and recommending individuals for Board service.

●	Identifying qualified individuals for membership on committees of the Board.
●	Providing periodic presentations to Trustmark’s Board.

The Nominating Committee Charter is posted on Trustmark’s website at www.trustmark.com under About/Investor Relations/Corporate Governance/Governance Documents/Nominating Committee Charter.

Board Oversight of Risk Management

Trustmark believes that its governance and leadership structures allow the Board to provide effective risk oversight. In addition to the reports from the Enterprise Risk Committee, Trustmark’s directors receive and discuss regular reports prepared by Trustmark’s senior management, including the Chief Financial Officer and the Chief Risk Officer. Through these reports, Trustmark’s directors receive information on areas of material risk to the company, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, financial and reputational risks, and these reports enable Trustmark’s directors to understand the risk identification, risk management and risk mitigation strategies employed by Trustmark’s management and the Enterprise Risk Committee. The Board and the Enterprise Risk Committee will request supplemental reports from Trustmark’s management with regard to risk management and risk mitigation strategies as appropriate. This reporting and governance structure ensures information from the Enterprise Risk Committee, the other committees of the Board and the Bank Board, and management is analyzed and reported to the Board, and enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

As part of its overall oversight of risk management, the Board provides oversight of management’s efforts to address cybersecurity risk by receiving periodic reports at meetings of the Enterprise Risk Committee, Audit & Finance Committee and Executive Committee, as well as presentations at the Board level. These reports to the Board and its Committees address the threat environment, vulnerability assessments, specific cyber incidents and management’s efforts to monitor, detect and prevent cyber threats.

Committee Membership

The following table shows, for 2019, the membership of each committee and the number of meetings held by each committee during the year:

Director	Audit & Finance	Enterprise Risk	Executive	Human Resources	Nominating
Adolphus B. Baker			X	Chair	X
William A. Brown	X	X
James N. Compton	X	X
Tracy T. Conerly	Chair		X		X
Toni D. Cooley		Chair	X		X
J. Clay Hays Jr., M.D.		X
Gerard R. Host			X
Harris V. Morrissette	X			X
Richard H. Puckett			X	X	X
R. Michael Summerford			Chair	X	Chair
Harry M. Walker (1)			X
LeRoy G. Walker, Jr.	X
William G. Yates III		X
2019 Meetings	5	4	6	4	3

(1)	Mr. Walker served as a non-voting member of the Executive Committee throughout 2019.

Communications with Directors

Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 or by email addressed to boardofdirectors@trustmark.com. Communications will be referred to the Chairman of the Executive Committee, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.

Pursuant to Trustmark’s Whistleblower Procedures, any violations of law or complaints or concerns regarding accounting or auditing matters should be reported to (i) Trustmark’s independent online reporting center at www.reportlineweb.com/trustmark, (ii) Trustmark’s independent hotline at 1-866-979-3769, or (iii) Trustmark’s Ethics Committee Chair at 601-208-6867. Complaints will be investigated by Trustmark’s General Counsel and Director of Audit and reported to the Audit & Finance Committee.

Nomination of Directors

Nominations for election to the Board may be made by or on behalf of the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote in the election of directors at an annual meeting.

Nominations other than those made by or on behalf of the Board must be made in accordance with procedures set forth in Trustmark’s bylaws. These procedures require that such nominations be in writing and that they be delivered or mailed to Trustmark’s Chairman and received (a) not less than 60 days nor more than 90 days prior to the first anniversary of the mailing date of Trustmark’s proxy statement in connection with the last annual meeting of shareholders, or (b) if no annual meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date of the prior year’s annual meeting, not less than 90 days before the date of the annual meeting. The bylaws also require that such notification contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee, (b) the principal occupation of each proposed nominee, (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee, (d) the name and residence address of the notifying shareholder, (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder, (f) such other information regarding such proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the proposed nominee been nominated by the Board, (g) a representation that the notifying shareholder is the owner of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee, and (h) the written consent of each proposed nominee to serve as a director of Trustmark if so elected.

Nominations not made in accordance with the above bylaw procedure may be disregarded by the Chairman of the annual meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.

Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating Committee does not have a policy for considering nominations by shareholders other than through the bylaw process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating Committee in writing addressed to Trustmark Corporation Nominating Committee, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com. In order to give the Nominating Committee adequate time to consider any such individual for nomination as a director at the 2021 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2020. In considering an individual recommended by a shareholder but not directly nominated, the Nominating Committee will use the same guidelines as set forth in the Director Qualifications section below.

When identifying potential candidates for director nominees, the Nominating Committee may solicit suggestions from incumbent directors, management or others. The nominees for election at the Annual Meeting who are not currently serving on the Board were known to, or referred to, existing Board members or management through their positions in the financial service industry, business relationships or community involvement.

Corporate Social Responsibility

Trustmark is committed to fulfilling its responsibilities to its associates, customers, communities and shareholders. Trustmark believes building strong customer relationships is the result of knowing its customers and supporting its communities. Robust community engagement, volunteerism, and philanthropy are some of the ways in which Trustmark continues to serve its communities. Trustmark is also committed to diversity and social inclusion throughout the organization and supports practices that encourage environmental sustainability.

In 2019, Trustmark invested more than $4.0 million in the form of contributions and sponsorships to local organizations, including over $1.0 million given to three Mississippi youth and family-based charities providing services and programs for the welfare and development of children as part of Trustmark’s commitment under the Mississippi Children’s Promise Act. Trustmark also continues to focus on financial literacy, working with approximately 100 high schools in educating over 9,000 students on financial matters. During 2019, Trustmark associates provided thousands of hours in volunteer support, including participation in Trustmark’s annual “A Gift of Time” initiative.

Trustmark’s commitment to building and supporting resilient communities includes revitalizing and strengthening underserved communities. Its investments in low-to-moderate income areas included more than $135.0 million in home mortgage loans and $142.0 million in small business loans and small farm loans in 2019. Also in 2019, Trustmark provided low-to-moderate income borrowers more than $254.0 million in home mortgage loans and approximately $160.0 million in community development loans. Our collaborative work with community service providers, developers, realtors, housing advocates and others resulted in more than $32.0 million in investments that provide affordable housing, employment and community services for those with low-to-moderate incomes. These efforts are a reflection of our commitment to strengthen the communities we serve.

Director Qualifications

The Board believes that in order to appropriately carry out its roles, directors must demonstrate a variety of personal traits, leadership qualities and individual competencies. In considering nominees submitted by the Board or management and any recommendations submitted by shareholders, the Nominating Committee will use these personal traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. The Nominating Committee also evaluates each director nominee’s qualities in the context of how that nominee would relate to the Board as a whole, in light of the Board’s current composition and Trustmark’s evolving needs.

Although Trustmark has no formal policy regarding diversity, the Nominating Committee believes that the Board should include directors with diverse skills, experience and business knowledge, and whose backgrounds, ages, geographical representation and community involvement contribute to an overall diversity of perspective that enhances the quality of the Board’s deliberations and decisions. The Nominating Committee may consider these factors as it deems appropriate in connection with the general qualifications of each director nominee.

Personal Traits

Board service is an extremely important, high profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

●	Personal and Professional Integrity	●	High Performance Standards
●	Accountability	●	Initiative/Responsiveness
●	Informed Business Judgment	●	Business Credibility
●	Mature Confidence

Leadership Qualities

For individuals considered for Board leadership roles, the following skill sets are required:

●	Communication Skills	●	Facilitation Skills
●	Crisis Management Skills	●	Relationship Building/Networking Skills

Individual Competencies

There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Board Committees

Individual Director Competencies		Audit & Finance	Enterprise Risk	Executive	Human Resources	Nominating
1.	Financial Acumen

	Accounting and finance knowledge	✓	✓	✓

	Financial statement analysis	✓

	Knowledge of capital markets	✓	✓	✓

	Financial planning	✓	✓

	Ability to communicate financial concepts in lay terms	✓		✓
2.	Organizational Effectiveness

	Talent management				✓

	Understanding of compensation issues				✓

	Ability to discern candidate qualifications				✓	✓
3.	Strategic Direction

	Vision			✓		✓

	Strategic perspective		✓	✓		✓

	Technology knowledge			✓

	Industry knowledge	✓	✓	✓		✓
4.	Risk Management Experience

	Experience managing risk exposures		✓

Specific Director Experience, Qualifications, Attributes and Skills

The Board believes that each person nominated for election at the Annual Meeting possesses the personal traits described above and that each director nominee who has served in a position of Board leadership also demonstrates the additional leadership qualities described above. In considering the director nominees’ individual competencies, the Board believes that the appropriate competencies are represented for the Board as a whole and for each of the Board’s committees. In addition, each nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each nominee possesses are discussed under Proposal 1 in the table entitled “The Nominees,” beginning on page 12.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has fixed the number of directors for the coming year at 13. The nominees listed herein have been proposed by the Board for election at the Annual Meeting. Messrs. Compton, L. Walker and Summerford will retire at the Annual Meeting. Shares represented by valid proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of 13 nominees. Directors must receive a majority of the votes cast in order to be elected (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is an incumbent director is not elected to the Board, and no successor is elected, such nominee must tender his or her resignation to the Board. The Nominating Committee will then make a recommendation to the Board on whether to accept or reject the resignation or whether to take other action. The director who tenders his or her resignation may not participate in the recommendation of the Nominating Committee or the decision of the Board with respect to his or her resignation. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified.

The Board recommends that shareholders vote “for” the proposed nominees.

The Nominees

Adolphus B. Baker, 63 Director of Trustmark since 2007 (Independent Director) Trustmark Corporation Committees: ● Executive ● Human Resources (Chair) ● Nominating	Career Highlights: ● Chairman and CEO, Cal-Maine Foods, Inc. (Producer and Distributor of Shell Eggs) Other Public Company Boards: ● Cal-Maine Foods, Inc.

Experience and qualifications: Mr. Baker’s position as chairman and chief executive officer of another publicly-traded company has provided him with significant business leadership skills and experience in evaluating strategic alternatives that focus on maximizing shareholder value. Mr. Baker’s years of service as a director for Trustmark National Bank, and particularly as the former chairman of the Bank Board’s Asset Liability Committee, provide him with an intrinsic understanding of Trustmark’s strategy for managing liquidity, which is a skill essential to the Board’s risk oversight function.

William A. Brown, 62 Director of Trustmark since 2017 (Independent Director) Trustmark Corporation Committees: ● Audit & Finance ● Enterprise Risk	Career Highlights: ● President and CEO, Brown Bottling Group, Inc. (Beverage Distributor)

Experience and qualifications: Mr. Brown serves as president and chief executive officer of a regional beverage distributor based in Mississippi. He serves on the Boards of the Pepsi Cola Bottlers Association and Wis-Pak/WP Beverages as well as trade associations, including the Mississippi Beverage Association. His extensive experience in this industry has provided him with significant marketing and business leadership skills as well as in-depth understanding of the business climate and customer base in significant Trustmark markets. Mr. Brown has also served on the Bank Board’s Credit Policy Committee, providing him with an understanding of Trustmark’s credit culture and philosophy, which is a skill essential to the Board’s risk oversight function.

Augustus L. Collins, 62 Director Nominee (Independent Director Nominee)	Career Highlights: ● CEO, MINACT Inc. (Job Training, Development and Management) Other Public Company Boards: ● Huntington Ingalls Industries

Experience and qualifications: General Collins has served as the CEO of MINACT Inc., a job training, development and management company, since 2016. He retired with the rank of Major General in the Mississippi National Guard, having served as Adjutant General of both the Mississippi Army National Guard and the Mississippi Air National Guard from 2012 to 2016. His 35 years of combined military service in the U.S. Army and the Mississippi National Guard included the command of the 155th Brigade Combat Team in Iraq, where he was responsible for security operations in the southern and western provinces. He was previously appointed by the Governor to the Mississippi Workers’ Compensation Commission where he served as the commission’s representative of labor. General Collins’ years of service and leadership provide him with valuable experience in strategic and financial planning as well as human resources.

Tracy T. Conerly, 55 Director of Trustmark since 2015 (Independent Director) Trustmark Corporation Committees: ● Audit & Finance (Chair) ● Executive ● Nominating	Career Highlights: ● Partner Emeritus, Carr, Riggs & Ingram, LLC (Accounting)

Experience and qualifications: Mrs. Conerly is a certified public accountant and a certified valuation analyst. Her experience as a former partner at a large certified public accounting firm and former director of a publicly traded financial institution, which was acquired by Trustmark in 2013, has provided her with significant financial and accounting expertise, particularly in the areas of auditing, business valuation and tax, and qualifies her for service as one of the Board’s audit committee financial experts. Mrs. Conerly’s years of service as a director of a publicly traded financial institution provide her with valuable experience in financial institution governance and an understanding of markets that are a strategic focus for Trustmark. Mrs. Conerly has also served on the Bank Board’s Asset Liability Committee, providing her with an understanding of Trustmark’s balance sheet strategy, which is a skill essential to the Board’s risk oversight function. She is a member of the National Association of Corporate Directors.

Toni D. Cooley, 59 Director of Trustmark since 2013 (Independent Director) Trustmark Corporation Committees: ● Enterprise Risk (Chair) ● Executive ● Nominating	Career Highlights: ● CEO, Systems Electro Coating (Provider of Electrocoating and Related Services to Original Equipment Manufacturers) Other Public Company Boards: ● Sanderson Farms, Inc.

Experience and qualifications: Ms. Cooley is the chief executive officer of the Systems Group of Companies, which includes Systems Electro Coating, a Tier One supplier to Nissan, and Systems Automotive Interiors, a Tier One supplier to Toyota. She holds a Juris Doctor degree and is a director for another publicly-traded company as well as several nonpublic organizations. She was appointed a director of the Federal Reserve Bank of Atlanta, New Orleans Branch, in 2019. In addition, Ms. Cooley has served on the Bank Board’s Credit Policy Committee, which has given her a solid understanding of Trustmark’s core business and conservative values. Her leadership experience and business knowledge, with expertise in fields ranging from law to operations and technology, equip Ms. Cooley with the ability to contribute invaluable insight and broad perspective to Board discussions.

Duane A. Dewey, 61 Director of Trustmark since 2020	Career Highlights: ● President and Chief Operating Officer, Trustmark National Bank ● Former President of Corporate Banking, Trustmark National Bank

Experience and qualifications: Mr. Dewey became president and chief operating officer of Trustmark National Bank on January 1, 2020. He served as chief operating officer of Trustmark National Bank from January 1, 2019, to December 31, 2019, and as President of Corporate Banking from 2008 to 2018. Mr. Dewey, with 17 years of experience at Trustmark and 35 years in the financial services industry, has worked in diverse geographic markets and in numerous lines of banking businesses. His executive management responsibilities in retail and institutional banking, mortgage, wealth management and insurance services enable him to provide valuable operational, strategic and financial perspectives to the Board.

Marcelo Eduardo, Ph.D., 57 Director Nominee (Independent Director Nominee)	Career Highlights: ● Dean, School of Business, Mississippi College

Experience and qualifications: Mr. Eduardo has served as the Dean of the School of Business at a private college in Mississippi since 2003. He holds Ph.D. (Finance) and MBA degrees and serves as the Anderson Distinguished Professor of Finance at Mississippi College. Mr. Eduardo, an accomplished academic, has authored numerous articles on a variety of topics, including investment management, compliance, capital management and the pricing of retail banking services, which have been published in national and international journals. His expertise in banking and corporate finance, combined with his proven marketing and leadership skills, will provide valuable marketing, strategic and financial perspectives to the Board.

J. Clay Hays, Jr., M.D., 54 Director of Trustmark since 2017 (Independent Director) Trustmark Corporation Committees: ● Enterprise Risk	Career Highlights: ● Cardiologist, Partner, President, Jackson Heart Clinic, PA

Experience and qualifications: Dr. Hays is president of Jackson Heart Clinic, PA, one of the largest cardiology groups in Mississippi. He is the executive medical director and chairman of the Mississippi Heart and Vascular Institute of St. Dominic’s Hospital, president of the Mississippi State Medical Association, chairman of the Mississippi Healthcare Solutions Institute and secretary of Medical Assurance Company of Mississippi, a statewide medical malpractice insurer. With extensive experience in the medical industry, Dr. Hays is uniquely positioned to advise Trustmark on the healthcare industry. Dr. Hays also serves on the Bank Board’s Asset Liability Committee.

Gerard R. Host, 65 Director of Trustmark since 2010 Trustmark Corporation Committees: ● Executive	Career Highlights: ● President and CEO, Trustmark Corporation ● CEO, Trustmark National Bank ● Former President, Trustmark National Bank

Experience and qualifications: Mr. Host became president and chief executive officer of the Corporation and chief executive officer of the Bank, effective January 1, 2011, and served as president of the Bank from 2011 until January 1, 2020. He served as president and chief operating officer of the Bank prior to that time. He also served as a director of the Federal Reserve Bank of Atlanta from 2012 until the end of his second term on December 31, 2018. Throughout his 36-year tenure with Trustmark, Mr. Host has served in a variety of executive management capacities, including chief financial officer, chief investment officer and president of various divisions. Mr. Host’s in-depth knowledge of Trustmark’s operations and of the financial services industry enables him to provide both historical and strategic perspectives in Board discussions regarding corporate strategy and governance matters. Mr. Host will serve as Chairman of the Trustmark Board and the Bank Board following the Annual Meeting in addition to his role as CEO of Trustmark and the Bank.

Harris V. Morrissette, 60 Director of Trustmark since 2016 (Independent Director) Trustmark Corporation Committees: ● Audit & Finance ● Human Resources	Career Highlights: ● President, China Doll Rice & Beans, Inc. ● Former President and CEO, Marshall Biscuit Company, Inc. Other Directorships: ● Williamsburg Investment Trust

Experience and qualifications: Mr. Morrissette serves as the president of a regional packaged food and food services company based in Alabama. His prior years of service as a director of a publicly traded financial institution provide him with valuable experience in financial institution governance and an understanding of markets that are a strategic focus for Trustmark. In addition, Mr. Morrissette’s background and business acumen provide him with the skills necessary to contribute invaluable insight and broad perspectives to Board discussions and qualify him for service as one of the Board’s audit committee financial experts. He also serves on the Bank Board’s Credit Policy Committee.

Richard H. Puckett, 65 Director of Trustmark since 1995 (Independent Director) Trustmark Corporation Committees: ● Executive ● Human Resources ● Nominating	Career Highlights: ● Chairman and CEO, Puckett Machinery Company (Distributor of Heavy Earth Moving Equipment and Engine Power Systems)

Experience and qualifications: Mr. Puckett is the chairman and chief executive officer of a heavy equipment distribution and rental company with facilities located in Mississippi and eastern Louisiana that provide heavy equipment, engine power solutions and related supplies to a variety of industries. Mr. Puckett brings marketing and business leadership skills to the Board, as well as an in-depth understanding of the business climate and customer base in Trustmark’s major legacy markets. His experience and Board tenure provide valuable perspective to his service as Chair of the Bank Board’s Credit Policy Committee. Mr. Puckett will become Chairman of the Executive Committee and Lead Director upon the completion of the Annual Meeting.

Harry M. Walker, 69 Director of Trustmark since 2017 Trustmark Corporation Committees: ● Executive (non-voting member)	Career Highlights: ● President, Mississippi Business and Community Relations, Trustmark National Bank (Retired)

Experience and qualifications: Mr. Walker has extensive banking and financial services experience, having retired after serving 44 years at the Bank in numerous leadership positions, including Chief Lending Officer and President of the Central Mississippi Region. Mr. Walker’s long-standing history with Trustmark, including his membership on the Board of Directors of Trustmark National Bank, provides a valuable source of knowledge and stability to the Bank Board’s Asset Liability Committee, which he chairs and the Credit Policy Committee on which he serves.

William G. Yates III, 47 Director of Trustmark since 2009 Trustmark Corporation Committees: ● Enterprise Risk	Career Highlights: ● President and CEO, W.G. Yates & Sons Construction Company

Experience and qualifications: Mr. Yates is the president and chief executive officer of a commercial construction company with operating divisions located throughout the Southeast, many of which are within markets served by Trustmark. Mr. Yates’ knowledge of these markets, as well as his leadership experience in the various aspects of the construction industry, including employee relations matters, contract negotiations and risk management, provide the Board with an important resource for assessing and managing risks and planning for corporate strategy. He is also a member of the Bank Board’s Credit Policy Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Guiding Philosophy. The guiding philosophy of the Human Resources Committee of the Board (the Committee) is to attract and retain highly qualified executives and to motivate them to maximize shareholder value while managing risk appropriately and maintaining the safety and soundness of the organization. The Committee believes that executive compensation should be linked to Trustmark’s performance and significantly aligned with both the short-term and long-term interests of Trustmark’s shareholders. The Committee also believes that executive compensation should be designed to allow Trustmark to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Further, compensation policies and practices should be designed to help develop management talent, promote teamwork among, and high morale with, executive management, establish effective corporate governance, and set compensation at competitive levels.

Trustmark’s compensation policies reflect the Committee’s guiding philosophy, as shown below:

What we do:

✓	Substantial portion of executive pay based on performance against goals set by the Board

✓	Stock ownership requirements for executive officers

✓	Independent compensation consultant regularly advises the Committee

✓	Minimum vesting periods of not less than three years for equity awards, with three-year cliff vesting of time-based awards

✓	Clawback provisions that permit Trustmark to recover incentive-based compensation under certain circumstances

✓	Use of peer company data to help set executive compensation

✓	Annual advisory votes on executive compensation

✓	Human Resources Committee oversees compensation and is comprised solely of independent directors

What we don’t do:

✘	No automatic or guaranteed annual salary increases

✘	No guaranteed bonuses or guaranteed long-term incentive awards

✘	No tax gross-ups for executive officers

✘	No “single-trigger” change in control severance payments

✘	No hedging of Trustmark stock

✘	No excessive perquisites

Key Elements of Compensation. The following table summarizes key elements of Trustmark’s executive compensation program and the primary objectives each element supports. The Committee believes these elements are standard compensation components for named executive officers (NEOs) at Trustmark’s peer companies:

Key Elements		Objectives
Base salary	●	Attract and retain highly qualified executives

	●	Reward prior performance, industry and job specific knowledge, experience and leadership ability
Annual cash bonuses	●	Reward achievement of annual corporate goals and, where applicable, line-of-business goals

Performance-based restricted stock	●	Reward achievement of long-term objectives

	●	Create a direct link between management’s performance and shareholder value
Time-based restricted stock	●	Align shareholder and management interests

	●	Retain key executives

	●	Supports achievement of stock ownership goals

Alignment Between Pay and Performance. Trustmark is committed to aligning the compensation of its executive officers with Trustmark’s financial and operational performance. The Committee believes that its current executive compensation program is helping to achieve these goals by aligning compensation with Trustmark’s performance. Key financial and core operating results for 2019 included the following:

●	net income (NI) totaled $150.5 million, compared to $149.6 million in 2018,

●	diluted earnings per share totaled $2.32, compared to $2.21 in 2018,

●	annual dividend to shareholders totaled $0.92 per share,

●	return on average assets of 1.11%,

●	return on average tangible common equity of 12.45%

●	total assets totaled $13.5 billion at December 31, 2019,

●	loans held for investment increased $499.8 million, or 5.7% compared to 2018,

●	provision for loan losses totaled 0.12% of average loans, and

●	net interest margin expanded to 3.62% for the year.

Return on average tangible common equity ratio is a non-GAAP financial measure, but does not have a comparable GAAP financial measure. Return on average tangible common equity is calculated using net income adjusted for intangible amortization divided by total average tangible common equity (total shareholders’ equity less goodwill and other identifiable intangible assets).

The Committee uses both annual incentive cash bonuses and equity awards to link executive pay with Trustmark’s performance. Payouts under the annual management incentive plan are based on Trustmark’s achievement of key corporate, strategic and line of business performance goals. A minimum achievement of the threshold is required to earn the minimum annual cash bonus, and Trustmark performance that exceeds the target results in higher bonus awards. In 2019, Trustmark’s performance resulted in average payouts for the NEOs under the annual management incentive plan of 91%, out of a maximum potential payout of 200%. In recent years, cash bonuses under the annual management incentive plan have averaged approximately 33% of the CEO’s and 24% of the other NEOs’ total annual compensation.

Performance-based equity awards granted in 2019, which represented approximately 18% (for the CEO) and 12% (for the other NEOs) of each NEO’s total annual compensation, will be earned based on Trustmark’s achievement of return on average tangible common equity (ROATE), compared to an absolute target level, and total shareholder return (TSR), which includes dividends, compared to Trustmark’s peer group, in each case over a three-year performance period. The performance-based equity awards granted in 2017 were earned based on Trustmark’s achievement of ROATE and TSR, both compared to Trustmark’s peer group over a three-year performance period. Trustmark’s performance over the three years ended December 31, 2019, resulted in vesting of the performance-based restricted stock awards granted in 2017 at a 73% performance-level, out of a maximum potential vesting of 200%. For the same three-year period, Trustmark ranked in the 5th percentile for ROATE and in the 62nd percentile for TSR among the 17 peer companies utilized in Trustmark’s 2017 performance-based restricted stock awards.

Time-based equity awards, which in 2019 represented approximately 18% of total annual compensation (for the CEO) and 12% (for the other NEOs), further encourage a focus on long-term growth and financial success by aligning the interests of management and Trustmark’s shareholders.

As a result of the structure of Trustmark’s annual management incentive plan and its performance-based equity awards, the Committee believes that compensation paid to its NEOs is effectively aligned with Trustmark’s performance. Average payouts of annual cash bonuses under the management incentive plan of 112.94% of the target amount for each of the NEOs for the past three years relates directly to Trustmark’s achievement with respect to corporate and line of business budget targets for those years. Vesting of the performance-based equity awards of 73%, 78% and 70% for the three years ended December 31, 2019, 2018 and 2017, respectively, reflects how the amount of this incentive compensation earned depends on Trustmark’s performance, including compared to its peer companies.

2019 Say on Pay Vote. In 2019, the advisory shareholder vote on Trustmark’s executive compensation received approval of over 99.0% of the votes cast on the proposal. In light of such strong support, during the remainder of 2019 and in 2020, the Committee has continued to apply the same compensation philosophy that was described in the 2019 proxy statement in determining amounts and types of executive compensation.

Board and Committee Process. In considering appropriate levels of compensation for executives, the Committee takes into account Trustmark’s performance and individual performance and experience, as well as peer and broader financial services industry comparisons (referred to as market data) and company affordability analysis. When deemed appropriate, the Committee will request that its independent compensation consultant, Pearl Meyer & Partners, LLC (Pearl Meyer), provide it with survey data of executive compensation for financial services companies that are comparable to Trustmark, generally based on line of business and asset size. The Committee does not request such market data from Pearl Meyer every year, and in years when such data is not requested, Trustmark will apply customary aging methods to estimate appropriate updates to salary data.

The Chairman of the Committee works with the CEO and the Human Resources department to establish the agenda for Committee meetings. The CEO and Human Resources department also interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative market data as well as making recommendations. The Committee periodically meets with the CEO and members of the Human Resources department to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Committee also meets in executive session without management present when appropriate.

The Committee reviews all of the components of compensation in making determinations on the mix, amount and form of executive compensation. In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, executive management, including the NEOs. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive to other members of executive management.

Role of the Compensation Consultant. The Committee relies on Pearl Meyer to provide information, analyses and advice to aid in the determination of competitive executive and non-employee director pay consistent with Trustmark’s compensation philosophy, and periodically engages Pearl Meyer to test Trustmark’s pay-for-performance alignment. The Committee has assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and has concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

With respect to Trustmark’s compensation program for executives and non-employee directors for 2019, Pearl Meyer’s services for the Committee included:

●	providing current market data regarding executive compensation in the banking and financial services industry,

●	providing recommendations regarding compensation for the new executive position of Chief Operating Officer and certain changes in executive compensation,

●	providing recommendations regarding changes to director and executive stock ownership guidelines,

●	providing input on changes to the performance goals under the annual management incentive plan,

●	providing recommendations regarding the composition of Trustmark’s peer group for 2019, and

●	reviewing drafts of this Compensation Discussion and Analysis.

Benchmarking. When determining the amount and form of compensation for executives, the Committee considers comparative executive compensation information provided by Pearl Meyer that is derived from two primary data sources: peer group data and market data from the banking and financial services industry. The Committee uses peer group data primarily to establish performance goals for long-term incentive awards to assist in the evaluation of its pay-for-performance alignment. The Committee also uses the peer group data and, as applicable, market survey data, to assist with assessing Trustmark’s compensation competitiveness. Recognizing that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves, the comparative data are used only as a guide and the Committee does not fix any NEO’s compensation (or individual compensation elements) to a particular compensation level within this comparative data. In exercising its judgment to set pay levels, the Committee looks beyond the comparative data and also considers individual job responsibilities, individual performance, experience, compensation history (both at Trustmark and at prior employers in the case of newly hired associates), company performance and company goals.

Peer Group Data.   The peer group data is gathered by Pearl Meyer from the proxy statements of a peer group of financial institutions in the United States. The peer group consists of a minimum of 15 financial institutions and is updated annually by the Committee, based on a process that includes recommendations from internal sources, including the Human Resources department, and external sources such as Pearl Meyer, to reflect the companies against which Trustmark competes for executive talent or for shareholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on a combination of various factors that include asset size and business mix. Additionally, the peer group is limited to financial institutions with at least $10 billion in total consolidated assets, as the Dodd-Frank Act and its implementing regulations impose various additional regulatory and operational requirements on bank holding companies with $10 billion or more in total consolidated assets. In November 2018, Banner Corporation, First Financial Bancorp., Glacier Bancorp, Inc., Simmons First National Corporation and South State Corporation were added to Trustmark’s peer group because their business profile is similar to Trustmark’s and they exceeded $10 billion in total consolidated assets, while Bank of Hawaii Corporation, Cullen/Frost Bankers, Inc., F.N.B. Corporation, IBERIABANK Corporation and Valley National Bancorp were removed from the 2019 peer group since their business profiles did not closely match Trustmark’s. MB Financial, Inc. was also removed following its acquisition by Fifth Third Bancorp. The revised peer group resulted in a list of 19 financial institutions with median assets closer to Trustmark’s size.

As of September 30, 2018, the 19 peer companies all had assets within a range of approximately 77% to 206% of Trustmark’s asset size, which the Committee considers an appropriate range for comparison purposes. The specific asset sizes for the peer companies listed in the report presented to the Committee in November 2018 ranged from approximately $10.3 billion to $27.9 billion, and the market capitalizations ranged from approximately $1.9 billion to $6.8 billion. Although Trustmark’s market capitalization and asset size were both substantially below the median for this peer group, the Committee felt it appropriate to limit the peer group to institutions with at least $10 billion in total consolidated assets, as these institutions are subject to the same regulatory mandates as Trustmark.

For 2019, Trustmark’s peer group consisted of the following companies:

Company Name	Ticker	Company Name	Ticker	Company Name	Ticker

BancorpSouth Bank	BXS	Hancock Whitney Corporation	HWC	UMB Financial Corporation	UMBF

Banner Corporation	BANR	Old National Bancorp	ONB	Umpqua Holdings Corporation	UMPQ

Commerce Bancshares, Inc.	CBSH	Pinnacle Financial Partners, Inc.	PNFP	United Bankshares, Inc.	UBSI

First Financial Bancorp.	FFBC	Prosperity Bancshares, Inc.	PB	United Community Banks, Inc.	UCBI

First Midwest Bancorp, Inc.	FMBI	Renasant Corporation	RNST	Webster Financial Corporation	WBS

Fulton Financial Corporation	FULT	Simmons First National Corporation	SFNC

Glacier Bancorp, Inc.	GBCI	South State Corporation	SSB

Market Data.     In making its 2019 compensation recommendations, the Committee considered market data comparisons prepared by Pearl Meyer in August 2017, and, for the position of Chief Operating Officer, in December 2018, including an analysis of the 25th, 50th (median) and 75th percentile of the compensation for base salary (aged forward using a predetermined factor), annual cash incentive, long-term equity incentives and the total of these elements as a point of reference for each NEO.

Compensation Mix.   While the Committee considers the overall mix of executives’ pay between base salary, annual cash bonus and long-term incentive compensation, the Committee does not target a specific allocation among the various compensation components. Generally, more than one-half of the CEO’s compensation is contingent on performance, and approximately one-half of the compensation provided to the other NEOs is contingent on performance. In allocating compensation among salary, bonus and equity-based compensation, the Committee believes that the compensation of the senior-most levels of management with the greatest ability to influence Trustmark’s performance should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. The Committee also makes allocations between short-term and long-term compensation for NEOs. Consistent with its executive compensation philosophy and goals, in 2019, the Committee provided that for the senior-most levels of management 100% of annual cash incentive payments and 50% of long-term equity-based awards would be determined based on achievement of performance targets.

The approximate percentages of salary, bonus and equity-based (using grant date fair value) compensation compared to the total of such compensation (referred to as total annual compensation) for 2019 for the CEO and other NEOs (averaged) were as follows:

The compensation elements for the CEO for 2019 were allocated as follows: 34% for base salary, 30% for cash bonus, and 36% for equity awards. On average, the compensation elements for the other NEOs for 2019 were allocated as follows: 45% for base salary, 30% for cash bonus, and 25% for equity awards. Equity awards consist of both performance-based awards and time-vesting awards. Variable pay includes cash incentives, performance-based equity awards and time-vesting equity awards, the value of which varies with changes in Trustmark’s stock price. The equity awards percentage in the above calculations were valued as of the grant date based on the fair market value of the underlying stock. Other benefits, including Trustmark’s allocations and contributions to benefit plans and perquisites, are not considered in the above calculations. For more information on these benefits, please see “All Other Compensation for 2019” table on page 29.

Base Salaries. Trustmark’s goal is to provide its executive management with fixed cash compensation in the form of base salary that will attract and retain highly qualified executives. Trustmark also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability. The base salaries for Trustmark’s NEOs are typically established in the first quarter of the year after Trustmark’s financial information and performance results from the previous year are available, although mid-year adjustments are made occasionally to reflect changes in responsibility or other developments.

In establishing the CEO’s base salary, the Committee typically considers Pearl Meyer’s recommendations based on an analysis of peer group data and market data and also considers internal data provided by human resources personnel and the CEO’s individual performance and contributions relative to Trustmark’s corporate goals. In establishing base salaries of Trustmark’s other NEOs, the Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each NEO, the market data provided by Pearl Meyer for similar positions and a general understanding of executive compensation in the financial services industry. The CEO evaluates the other NEOs’ performance using the same metrics normally used for determining annual management incentive plan awards. The Committee considers each of these factors but does not assign a specific value to any of them. The Committee’s process also involves a subjective component in evaluating each NEO’s overall span of responsibility and control, knowledge and leadership ability.

Effective March 1, 2019, the Board approved a 2% increase in base salary for Messrs. Host and Greer, and the Bank Board approved a 2% increase in base salary for Messrs. Stevens and Tyler. Effective January 1, 2019 Mr. Dewey was promoted to Chief Operating Officer of the Bank. His salary change reflects his promotion. The base salaries in effect during 2018 and 2019 were as shown below:

Name	2019 Base Salaries ($)	2018 Base Salaries ($)	% Change (%)
Gerard R. Host	$ 790,176	$ 774,682	2%
Louis E. Greer	$ 389,676	$ 382,035	2%
Duane A. Dewey	$ 450,000	$ 370,192	22%
Wayne A. Stevens	$ 361,034	$ 353,955	2%
Breck W. Tyler	$ 324,729	$ 318,362	2%

Cash Bonuses. The Committee typically awards cash bonuses utilizing a structured, objective approach based upon the achievement of performance objectives set forth in an annual management incentive plan. Cash bonuses constitute the largest cash component tied specifically to company performance.

Annual Management Incentive Plan. At the beginning of each year, Trustmark develops a bonus matrix for the management incentive plan. The performance goals are keyed to various corporate, strategic and, where applicable, line of business objectives, and the performance results at or slightly above the target levels are intended to be achievable, but challenging. The CEO recommends the bonus matrix to the Committee, including overall incentive target payout levels for each NEO, stated as a percentage of base salary. The CEO also recommends the performance measures and the weightings to be assigned to the performance measures for each NEO.

For 2019 the Committee decided to replace the previous corporate strategic operational performance goals of total revenue and non-interest expense with the performance goal of efficiency ratio, which is defined as the ratio of noninterest expense (excluding amortization of purchased intangibles and other real estate expense, net) to total net interest income and noninterest income (excluding security gains (losses)), net and amortization of partnership tax credits. This change was made because the Committee felt that the efficiency ratio is a more appropriate measure of overall company performance and is a key driver of growth. This change also enhanced the alignment of performance measures with Trustmark’s key strategic priorities.

The Committee reviews the CEO’s recommendations along with, as applicable, market data to ensure that proposed target payout levels provide an appropriate opportunity to earn bonuses and are competitive with the companies in Trustmark’s peer group. The Committee then makes a recommendation to the Board for approval. In making its recommendation, the Committee may consider events outside the influence or control of the NEOs and may adjust the performance goals to exclude the effect of these events. The Committee did not include any such adjustments when recommending the performance goals for 2019.

After the target levels and performance goals and weightings have been approved by the Board, the Committee retains the discretion to adjust the target levels and performance goals and weightings during the year, on an individual or group basis, if the Committee determines additional adjustments are appropriate for this purpose. The Committee did not make any such adjustments during 2019. Following the end of a year, the Committee also has discretion to increase or decrease the amount of an award earned under the plan, change the individual weightings or adjust the threshold payout level and minimum performance goals, including when the minimum performance goals are not achieved. The Committee’s exercise of discretion is intended to ensure the management incentive plan appropriately rewards performance and neither overpays for results nor under rewards accomplishments achieved during the year.

The following are the primary features of the management incentive plan for 2019:

●	uses EPS as the sole corporate goal to enhance the alignment of performance measures with Trustmark’s key strategic priorities,
●	includes corporate strategic operational drivers, with a weighting of at least 10% for each goal,
●	for certain executives working in a line of business, includes a line of business performance goal for NI to mitigate incentive risks and reflect total performance of the business unit, and
●	includes a range of potential payouts from 50% to 200% of target payout level to make the incentive payouts variable relative to performance.

The following table shows the threshold, target and potential maximum bonus payout levels established for each NEO under the management incentive plan, expressed as a percentage of base salary, for 2019:

Name	Below Threshold Bonus Payout Level (as percentage of salary) (1)	Threshold Bonus Payout Level (as percentage of salary)	Target Bonus Payout Level (as percentage of salary)	Potential Maximum Bonus Payout Level (as percentage of salary)
Gerard R. Host (2)	---	45.0%	90%	180%
Louis E. Greer	---	25.0%	50%	100%
Duane A. Dewey	---	30.0%	60%	120%
Wayne A. Stevens	---	25.0%	50%	100%
Breck W. Tyler	---	20.0%	40%	80%

(1)	If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.
(2)	Mr. Host’s overall target bonus payout level is established in his employment agreement.

Depending on achievement against the stated goals, the payout percentage, if any, for 2019 could range from a level of 50% of the target bonus payout (for threshold performance achievement) to a level of 100% (for target performance achievement) to a level of 200% (for maximum performance achievement). If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.

For 2019, overall incentive targets for NEOs were allocated among a corporate performance goal, corporate strategic operational drivers and, for NEOs working in specific lines of business unless part of the Executive Strategy Committee, a line of business goal. The following table shows the weightings of these goals for each NEO for 2019:

Name	Corporate Performance Goal	Corporate Strategic Operational Drivers	Line of Business Goal
Gerard R. Host	50%	50%	---
Louis E. Greer	50%	50%	---
Duane A. Dewey	50%	50%	---
Wayne A. Stevens	50%	50%	---
Breck W. Tyler	30%	30%	40%

For 2019, the threshold and maximum performance levels continue to reflect the uncertainty of achieving the goals and provide variability in pay for changes in performance while also requiring high performance to reach the maximum payout level. For the 2019 bonus matrix, the Committee recommended and the Board approved the following threshold and maximum performance levels for the NEOs:

Performance Goal	Threshold Performance Level (as percentage of performance goal)	Maximum Performance Level (as percentage of performance goal)
Corporate Performance Goal (all NEOs):
EPS	85%	115%
Corporate/Strategic Operational Drivers (all NEOs):
Efficiency Ratio	110%	90%
Non-performing assets/total loans + ORE	120%	80%
Line of Business Goal (Tyler):
Mortgage Services
Net income	85%	115%

The following table shows the relevant performance goals established for 2019 under the management incentive plan and the extent to which such goals were achieved:

Performance Goals	2019 Targets	2019 Results as Approved by the Committee	Percentage of Target Level Achieved
($in millions)
Corporate Goal (all NEOs):
EPS	$2.38	$2.33	97.90%
Corporate Strategic/Operational Drivers (all NEOs):
Efficiency ratio	64.19%	65.03%	98.71%
Non-performing assets/total loans + ORE	0.95%	0.86%	110.47%
Line of Business Goal (Tyler):
Mortgage Services
Net income	$12.72	$9.53	74.92%

The Committee determined bonus payments for each NEO by applying the relevant weighting to the achievement of the applicable performance goals for each NEO. The bonus amounts for all NEOs were approved by the Committee and by the Board on February 19, 2020. On or about March 15, 2020, Trustmark will pay the following annual cash bonuses for 2019 performance under the management incentive plan:

Name	Total 2019 Annual Cash Bonus Paid ($)	Total Annual Cash Bonus Paid as Percentage of Base Salary (1) (%)	2019 Payment as Percentage of Target (2) (%)
Gerard R. Host	$ 700,254	88.62%	98.48%
Louis E. Greer	$ 191,876	49.24%	98.48%
Duane A. Dewey	$ 265,905	59.09%	98.48%
Wayne A. Stevens	$ 177,773	49.24%	98.48%
Breck W. Tyler	$ 79,559	24.50%	61.25%

(1)	Calculated using base salary as of March 1, 2019.

(2)

Performance achieved can range from 0% to a maximum of 200%, with target performance achievement being 100%. If performance achievement is below the threshold for an NEO, no bonus is earned under the plan absent exercise of discretion by the Committee.

These 2019 annual cash bonus amounts are presented as Non-Equity Incentive Plan Compensation for 2019 in the “Summary Compensation Table for 2019” on page 28, including Mr. Tyler’s mortgage production bonus of $250,000.

Mortgage Production Bonus.   In recognition that a quarterly production bonus is very common for executives in mortgage banking, and in an effort to remain competitive with Trustmark’s peer companies, Mr. Tyler receives a quarterly production bonus based on the mortgage division’s production, in addition to the annual cash bonus under the management incentive plan. Mr. Tyler’s production bonus is based on a percentage of total mortgage production above a threshold production level each quarter for mortgages that conform to the Bank’s origination guidelines, subject to an annual cap. The specific formula is not publicly disclosed for competitive reasons.

During 2019, the mortgage division’s production totaled $1.8 billion an increase of $361 million, or 26%, over 2018. In recognition of this growth in production, the CEO recommended, and the Board approved a $45,000 discretionary bonus for Mr. Tyler. This discretionary bonus is presented as Bonus for 2019 in the “Summary Compensation Table for 2019” on page 28.

Equity-Based Compensation. Equity-based awards generally constitute the largest non-cash component of each NEO’s total compensation package. Pearl Meyer provides the Committee with peer company data and published surveys to assist the Committee in setting the amount of annual equity-based awards. Messrs. Host and Dewey receive annual equity-based awards tailored to their positions as CEO and COO. All other members of the Executive Strategy Committee receive the same annual equity-based award and, all other members of executive management receive the same, but smaller annual equity-based award. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested. Equity-based awards and the related performance goals for NEOs are recommended by the Committee and approved by the Board generally during the first quarter of each year. Awards are typically made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. Equity-based awards are granted under the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (Amended and Restated Stock Plan).

For long-term equity incentive (LTI) awards made in 2019, performance-based equity awards and time-based equity awards each represented 50% of the total award. The Committee believes that performance-based restricted stock provides an effective means of delivering incentive compensation, a reward for achievement of long-term objectives and an effective means of executive retention, with normal vesting not occurring for three years. The Committee also believes that time-based restricted stock grants, which have a three-year cliff vesting feature, promote an important goal of executive retention and help encourage greater levels of stock ownership by executives, while also having an incentive effect as a result of their value being linked to Trustmark’s stock price. The Committee will review the mix of LTI awards from time to time and make adjustments in the mix as needed to reflect its objectives for such awards.

Performance-based Awards. The performance-based equity awards consist of a dual award of restricted stock and an equal number of restricted stock units. The restricted stock vests based on performance over a three-year period up to 100%, and the restricted stock units vest based on performance over the same three-year period exceeding 100% (up to a maximum of 200%). To the extent earned, the restricted stock units are settled in unrestricted shares issued after the performance period ends.

The performance-based restricted stock and restricted stock unit awards granted in 2019 vest based on the achievement of target percentages related to the average of the Company’s ROATE (50%) compared to a target level of ROATE over a three-year performance period, and TSR (50%), compared to the TSR for Trustmark’s peer group over the same three-year period. The performance goals are scaled so that the recipient can receive a partial award in the event that acceptable, but not the target, results are achieved and so that performance above the target level yields higher awards. For ROATE, the threshold performance level is reached upon achieving 80% of target, with 50% vesting occurring upon achieving 100% of target and 100% vesting occurring upon achieving 120% of target. For TSR, the threshold performance level is reached at the 30th percentile compared to the peer group, with 50% vesting occurring at the 50th percentile and 100% vesting occurring at the 75th percentile. The performance period began January 1, 2019, and continues through December 31, 2021. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, the restricted stock unit portion of the award will be earned to the extent of such vesting above 100%. Any restricted stock units earned will be settled or issued during the first 2 1/2 months of 2022.

The executive generally must remain employed by Trustmark through the end of the performance period for the restricted stock and restricted stock units to vest fully (to the extent earned). No interest is paid on the accumulated dividends. No dividend equivalents are accumulated on the restricted stock unit portion of the award.

Time-based Awards. The time-based awards granted in 2019 vest 100% at February 14, 2022, if the executive remains employed through such date (subject to certain exceptions). Dividends on any time-based restricted stock are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest, subject to a six-month delay when required by Section 409A.

The following table reflects the grant date fair values of the performance-based restricted stock and restricted stock unit awards and time-based restricted stock awards granted to the NEOs in 2019:

Name	Value of Performance-Based Shares ($)	Value of Performance-Based RSUs (1) ($)	Value of Time-Based Shares ($)	Total ($)
Gerard R. Host	$409,023	---	$409,160	$818,183
Louis E. Greer	$102,281	---	$102,290	$204,571
Duane A. Dewey	$153,404	---	$153,435	$306,839
Wayne A. Stevens	$102,281	---	$102,290	$204,571
Breck W. Tyler	$61,355	---	$61,381	$122,736

(1)

Reflects the anticipated earning of the restricted stock unit portion of the performance-based equity award based on achievement of performance measures at a 100% level of achievement; restricted stock units will only be earned if, and only to the extent, the award’s aggregate ROATE and TSR vesting percentage exceeds 100%. The anticipated earning of the restricted stock unit portion of the performance-based equity award is projected to be zero, as the award’s ROATE and TSR vesting percentage is projected to be less than or equal to 100%.

The following table reflects the values realized by the NEOs on vesting of performance-based restricted stock awards and time-based restricted stock awards that vested during 2019 from grants made in prior years. See the “Option Exercises and Stock Vested for 2019” table on page 32 for more information.

Name	Value of Performance-Based Shares Vested (1) ($)	Value of Time-Based Shares Vested (2) ($)	Total ($)
Gerard R. Host	$555,009	$326,030	$881,039
Louis E. Greer	$128,089	$75,248	$203,337
Duane A. Dewey	$128,089	$75,248	$203,337
Wayne A. Stevens	$128,089	$75,248	$203,337
Breck W. Tyler	$102,451	$60,204	$162,655

(1)	Reflects 78% vesting of performance-based shares granted in 2016, based on Trustmark’s 3-year ROATE and TSR performance against its peer companies.
(2)	Reflects vesting of time-based shares granted in 2016.

Retirement Benefits. Trustmark maintains certain plans providing retirement benefits in which the NEOs and certain other associates participate, as described below.

Executive Deferral Plan. Because of the limits for tax qualified retirement plans, Trustmark maintains a defined benefit supplemental retirement plan (Executive Deferral Plan) that provides additional retirement benefits to selected executives. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management.

NEOs selected for plan participation by the Committee receive retirement benefits generally equal to 50% of their covered salaries. The retirement benefit is payable for life, but not less than ten years, and commences at normal retirement age, which is 65, whether or not the participant is still employed, unless the early retirement or death provisions described below apply. Benefits payable pursuant to the plan are not subject to reduction for social security benefits.

The plan provides retirement and pre-retirement death benefits based upon a retirement benefit amount for each participant established by the Committee. The retirement benefit amount is based on the participant’s level of responsibilities and, in part, on his specified covered salary.

The following table shows, as to each NEO, annual retirement benefits anticipated to be paid at normal retirement:

Name	Annual Benefit ($)
Gerard R. Host	$300,000
Louis E. Greer	$100,000
Duane A. Dewey	$100,000
Wayne A. Stevens	$100,000
Breck W. Tyler	$100,000

The plan permits early retirement at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation or retiring early with a pre-existing election to be paid commencing at his or her normal retirement date. Normally, the deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation for a maximum of ten years. However, certain incremental increases vest over the time period ending in the year the participant reaches age 64. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement and prior to when the participant’s retirement benefit commences to be paid, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.

In 2019, Mr. Host became eligible for payments under the Executive Deferral Plan. However, the plan provides that payments shall be deferred if such payments would not be deductible under Section 162(m) of the Internal Revenue Code. As a result, payments to Mr. Host for 2019 were deferred.

See the “Pension Benefits for 2019” table on page 33 for more information regarding this plan.

Non-Qualified Deferred Compensation Plan. Trustmark also provides a Non-Qualified Deferred Compensation Plan (the NQDC Plan) that provides additional cash compensation deferral opportunities for executives who are impacted by the compensation and contribution limits that restrict participation in Trustmark’s 401(k) plan. The Committee believes the plan is competitive with those offered by Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The plan allows executives, including NEOs, to defer on a pre-tax basis up to 90% of annual base salary and/or cash bonus. No contribution is made to this plan by Trustmark. Each executive’s deferred income is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the executive. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates. See the “Non-Qualified Deferred Compensation for 2019” table on page 33 for more information regarding this plan and see the “Summary Compensation for 2019” table on page 28 and the “All Other Compensation for 2019” table on page 29 for more information regarding Trustmark’s contribution to Trustmark’s 401(k) Plan.

Perquisites; Other Benefits. Perquisites provided to each NEO are reviewed annually within the context of Trustmark’s executive compensation program, market practices and the nature of each NEO’s responsibilities. Generally, Trustmark limits the types of perquisites offered to NEOs as shown in the “All Other Compensation for 2019” table on page 29.

The Committee believes the currently-offered perquisites are minimal in overall cost and competitively necessary to attract and retain talented executives. Consistent with most other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. In addition, Trustmark provides Mr. Host with use of a company-owned automobile, as it does for Mr. Stevens, due to his responsibilities, which require him to travel frequently between various Trustmark offices and branch locations. Messrs. Host and Stevens also use these automobiles for personal transportation. In addition, the Board authorizes an annual allowance of up to 15 hours of personal use of Trustmark’s airplane for the CEO, which provides an efficient way to maximize his available time for company business.

Severance and Change in Control Benefits. Upon any termination of employment, NEOs would be entitled to receive their vested benefits under the 401(k) plan, NQDC Plan and supplemental retirement plan (Executive Deferral Plan), although these benefits generally would not be increased or accelerated (except for the acceleration of additional years of service provided under the Executive Deferral Plan under certain circumstances).

Trustmark believes that additional severance benefits are appropriate for executive management because it may be difficult for senior executives to find comparable employment within a short period of time. As discussed above, Trustmark’s restricted stock and restricted stock unit awards provide for accelerated vesting upon a change in control and upon certain termination events, and an incremental benefit is provided under the Executive Deferral Plan upon certain termination events following a change in control.

In light of the CEO’s and other NEOs’ role and importance to the success of Trustmark, the Committee believes that it is appropriate to provide for severance and change in control benefits in written agreements. The Committee further believes that providing change in control benefits to the CEO and other NEOs should eliminate any reluctance to pursue potential change in control transactions that may be in the best interests of shareholders. Trustmark also believes that the severance and change in control benefits it provides are customary among its peers.

With the exception of the accelerated vesting of restricted stock and restricted stock unit awards, Trustmark’s change in control benefits provided to the CEO and other NEOs are generally “double trigger,” which means that the benefits are payable only if the executive’s employment is terminated other than for cause, death or disability or if the executive resigns for good reason, in each case within a specified period following a change in control. Trustmark believes that these benefits are consistent with the general practice among its peers. In addition, Trustmark believes the use of a double trigger in most cases reasonably balances the needs of the executive and Trustmark by protecting the legitimate interests of executives in employment security without unduly burdening Trustmark or shareholder value.

Trustmark does not provide any tax gross-ups related to severance or other compensation or benefits that executives may receive in connection with a change in control. Change in control benefits are provided on a “best net” approach, under which an executive’s change in control benefits are reduced to avoid the golden parachute excise tax only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction.

For additional information on Trustmark’s employment and change in control agreements with its NEOs, please see “Employment and Change in Control Agreements with NEOs” beginning on page 35.

Deductibility of Compensation. In making compensation decisions, the Committee considers Section 162(m) of the Internal Revenue Code, which limits the tax deductibility of certain compensation in excess of $1 million paid to Trustmark’s NEOs.

Although tax deductibility continues to be a consideration when determining executive compensation levels, the Committee believes that factors other than tax deductibility should take precedence in certain situations. Given the competitive market for outstanding executives, for example, the Committee believes that it is important to retain the flexibility to determine compensation elements consistent with Trustmark’s compensation philosophy, even if some executive compensation is not fully deductible under Section 162(m). Accordingly, the Committee does approve elements of compensation for certain executives that are not fully deductible by Trustmark and reserves the right to do so in the future when appropriate. In 2019, a portion of Mr. Host’s compensation was not deductible by Trustmark under Section 162(m).

Policy Against Hedging and Limitations on Pledging. To ensure that Trustmark directors, officers and employees bear the full risks of stock ownership, Trustmark’s Insider Trading Policy prohibits Trustmark directors, officers and employees from engaging in any form of hedging transactions relating to Trustmark stock. With limited exceptions, directors and executive officers are also prohibited from pledging or creating a security interest in any Trustmark stock they hold, and no director or executive officer currently holds any Trustmark stock that is pledged or otherwise subject to a security interest.

Stock Ownership Guidelines. To help mitigate risks associated with Trustmark’s compensation programs and encourage management to focus on long-term growth and financial success, Trustmark has guidelines that require the CEO, COO and other members of executive management of the Bank to own, at minimum, the number of shares of Trustmark stock equal in value to a multiple of their base salary. The executive stock ownership guidelines were changed effective January 1, 2020, to increase the minimum number of shares required to be owned by the CEO and to set minimum ownership requirements for the COO position.

The guidelines as of January 1, 2020 are as follows:

Multiple of Base Salary
CEO	5x
COO	3x
Executive Strategy Committee	2x
Other Executive Management	1.5x

The guidelines, as revised effective January 1, 2020, calculate the number of shares to be owned by reference to an executive’s base salary as of March 1 of each year and the 10-day trading average share price through March 31 each year. Shares of unvested time-based restricted stock are counted as shares owned for purposes of the guidelines. Pledged shares are not considered to be owned for purposes of the stock ownership guidelines. The Human Resources Committee reviews stock ownership levels of executive management annually. Until an executive has reached the applicable ownership level, the executive is required to hold 100% of the shares received from any Trustmark stock awards. Based on review of ownership level attainment in 2019, all NEOs own the minimum number of shares required to satisfy the guidelines.

Executive Compensation Recoupment. Since 2011, the Committee has included clawback provisions in performance-based restricted stock awards and the management incentive plan with respect to annual cash bonuses that may be earned under the plan. Under these provisions, any performance-based restricted stock or restricted stock unit award that vests or cash bonus paid is subject to recovery by Trustmark as required by applicable federal law and/or such basis as the Board determines. The Committee anticipates adopting a comprehensive executive clawback policy if the SEC publishes final rules implementing the clawback requirements under the Dodd-Frank Act.

Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices. In late 2019 and early 2020, the Committee, together with Trustmark’s risk officers, conducted an in-depth risk assessment of Trustmark’s compensation policies and practices. Management prepared detailed materials regarding the operation of Trustmark’s various compensation arrangements with its associates and submitted the materials to Trustmark’s risk officers, who reviewed the materials with the members of management most closely involved with the respective compensation arrangements. Trustmark’s risk officers identified the key enterprise risks to which Trustmark is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks, and focused their review on the compensation arrangements most likely to implicate those risks. Trustmark’s Chief Risk Officer & General Counsel presented the risk officers’ conclusions and supporting materials to the Committee, which reviewed and discussed the analysis at its meeting on February 18, 2020.

The Committee has concluded that Trustmark’s compensation policies and practices have sufficient mitigating features and controls to maintain an appropriate balance between prudent business risk and resulting compensation, and encourage appropriate risk behavior consistent with Trustmark’s risk appetite, business strategy and profit goals. Some of the mitigating features and controls used are the overall compensation mix, weighting of performance metrics, timing of awards in relation to performance measurement period, use of full value equity-based awards with multi-year vesting periods, and establishment of targets with payouts at multiple levels of performance, chargeback provisions on returned or unearned commissions, capped upside opportunities, and oversight by executive management and the Board. In addition, Trustmark’s incentive compensation arrangements are subject to a system of internal controls to ensure that incentive compensation is properly tracked, approved and paid. Trustmark’s internal controls include comparisons throughout the year of performance results against performance requirements, approval by appropriate levels of management, the Committee, the Board and/or the Bank Board of incentive compensation payouts, with separate review and approval by division controllers of lines of business that have significant incentive compensation payouts, and coordination among human resources, accounting, and payroll personnel to ensure that incentive compensation payouts that have been approved are appropriately reconciled to those approvals before and after payment is made. As a result, the Committee concluded that Trustmark’s compensation policies and practices are not reasonably likely to have a material adverse effect on Trustmark, do not encourage imprudent risk-taking behavior and are consistent with maintaining the organization’s safety and soundness.

Summary Compensation Table for 2019

The following table summarizes the compensation components for the CEO, the CFO and each of the next three most highly compensated executive officers during 2019 and indicates their positions as of December 31, 2019. Although considered “officers” of Trustmark Corporation under the Exchange Act, the NEOs’ compensation, except for equity awards under Trustmark’s stock and incentive compensation plans, is paid by the Bank. The amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column were not paid to the NEOs in any year shown. These amounts represent the annual change in the present value of potential future benefits the NEOs might receive upon retirement, assuming the benefits have vested.

							Change in
							Pension Value
							and Non-
						Non-Equity	Qualified
					Option	Incentive Plan	Deferred	All Other
Name and Principal			Bonus	Stock	Awards	Compensation	Compensation	Compensation
Position		Salary	(1)	Awards (2)	(3)	(4)	Earnings (5)	(6)	Total
	Year	($)	($)	($)	($)	($)	($)	($)	($)
Gerard R. Host (7)	2019	$787,594	$13,889	$818,183	---	$700,254	$660,550	$114,795	$3,095,265
President and CEO,	2018	$772,150	---	$818,362	---	$756,322	---	$75,746	$2,422,580
Trustmark	2017	$757,010	---	$652,243	---	$782,732	$319,574	$79,603	$2,591,162
Corporation;
President and CEO,
Trustmark National
Bank
Louis E. Greer	2019	$388,403	---	$204,571	---	$191,876	$275,726	$34,232	$1,094,808
Treasurer and	2018	$380,787	---	$204,606	---	$207,216	$15,453	$33,080	$841,142
Principal Financial	2017	$373,320	---	$150,531	---	$248,173	$142,780	$31,670	$946,474
Officer, Trustmark
Corporation;
Executive Vice
President and
Chief Financial
Officer,
Trustmark National
Bank
Duane A. Dewey (8)	2019	$450,000	---	$306,839	---	$265,905	$251,586	$34,196	$1,308,526
Chief Operating	2018	$368,982	---	$204,606	---	$190,538	---	$31,627	$795,753
Officer, Trustmark	2017	$361,747	---	$150,531	---	$164,590	$97,565	$30,340	$804,773
National Bank
Wayne A. Stevens	2019	$359,855	---	$204,571	---	$177,773	$246,824	$41,791	$1,030,814
President-Retail	2018	$352,798	---	$204,606	---	$179,809	---	$40,166	$777,379
Banking, Trustmark	2017	$345,881	---	$150,531	---	$212,096	$76,850	$34,425	$819,783
National Bank
Breck W. Tyler	2019	$323,668	$45,000	$122,736	---	$329,559	$254,493	$21,346	$1,096,802
President-Mortgage	2018	$317,322	---	$122,764	---	$322,231	---	$21,125	$783,442
Services, Trustmark	2017	$311,100	---	$120,445	---	$385,168	$91,907	$20,667	$929,287
National Bank

(1)

No discretionary bonus was awarded to the NEOs for 2018 or 2017. The 2019 amount shown for Mr. Host represents a recognition for his service and time spent serving as President of the Board for the Mississippi Bankers Association in 2018. The 2019 amount shown for Mr. Tyler is a discretionary bonus which was recommended by the CEO and approved by the Board for the exceptional year in Mortgage Production totaling $1.8 billion in 2019, an increase of 26% over 2018.

(2)

The amounts in this column reflect restricted stock and restricted stock unit awards granted to the NEOs during 2019, 2018 and 2017 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718, based, in the case of performance-based awards, on the then-anticipated outcome and excluding the impact of estimated forfeitures. These awards include performance-based awards that will vest only if the related performance measures are achieved. For the performance-based awards granted in 2019, 2018 and 2017, the amounts reported in this column reflect the grant date fair value based on the achievement of less than the maximum performance level. The grant date fair values, based on achievement of the maximum performance level, would be as follows for the awards granted:

	2019	2018	2017
Host	$672,950	$587,145	$644,020
Greer	$168,279	$146,821	$148,620
Dewey	$252,390	$146,821	$148,620
Stevens	$168,279	$146,821	$148,620
Tyler	$100,945	$ 88,101	$118,946

Assumptions used in the calculation of these amounts are included in Note 17 to Trustmark’s audited financial statements for the year ended December 31, 2019, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 20, 2020.

(3)	No stock option awards were made during 2019, 2018 or 2017. Trustmark does not have any stock options outstanding currently.

(4)

This column shows the value of annual cash bonuses earned under Trustmark’s management incentive plan. Non-equity incentive plan compensation for Mr. Tyler includes both his annual cash bonus earned under Trustmark’s management incentive plan and his quarterly mortgage department production bonus incentives.

(5)

The amounts shown in the table above reflect the changes in actuarial present value of the NEO’s accumulated benefits under the Executive Deferral Plan and the Trustmark Capital Accumulation Plan (2017), determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and exclude amounts which the NEO may not have been entitled to receive because such amounts were not yet vested. In 2019, increases in pension value of the Executive Deferral Plan benefits were largely the result of a decrease in the 2019 discount rate; conversely in 2018, decreases in pension value of the Executive Deferral Plan benefits were largely the result of an increase in the 2018 discount rate. Negative changes in pension values in 2018 were as follows: Host -- $(131,158); Dewey -- $(71,128); Stevens -- $(60,311); Tyler -- $(32,392). The incremental increase in benefits for Mr. Greer was greater than the negative effects of the increase in discount rate. In 2017, amounts also include changes related to the Trustmark Capital Accumulation Plan. In 2017 the Capital Accumulation Plan was terminated and benefits were paid out to NEOs. There is no above-market interest or earnings to report with respect to deferred compensation.

(6)	See the following table for details of all other compensation for 2019.

(7)	Mr. Host’s term as President of Trustmark National Bank expired effective January 1, 2020.

(8)	Mr. Dewey has been named President and Chief Operating Officer of Trustmark National Bank effective January 1, 2020.

All Other Compensation for 2019

The detail of all other compensation for 2019 is included in the following table:

	Use of	Automobile Allowance/Use of	Dividends on Unvested Time-
	Company	Company-Provided	Based Restricted	Club	401(k)
	Airplane (1)	Automobile (2)	Stock (3)	Dues	Match	Total
Name	($)	($)	($)	($)	($)	($)
Gerard R. Host	$49,820	$10,372	$28,947	$8,856	$16,800	$114,795
Louis E. Greer	---	---	$7,124	$10,308	$16,800	$34,232
Duane A. Dewey	---	---	$8,530	$8,866	$16,800	$34,196
Wayne A. Stevens	---	$9,001	$7,124	$8,866	$16,800	$41,791
Breck W. Tyler	---	---	$4,546	---	$16,800	$21,346

(1)

The aggregate incremental cost of Mr. Host’s personal use of the company airplane is calculated based on the annual cost of operating the company airplane. Operating costs include depreciation, fuel, maintenance, insurance, flight crew expenses (including pilot salaries), landing fees and hangar expenses, and other miscellaneous expenses. Total annual operating costs are divided by the total number of hours the company airplane was used during the year to determine the average operating cost per hour. The average operating cost per hour is then multiplied by the hours Mr. Host used the company airplane for personal use to determine Trustmark’s aggregate incremental cost.

(2)

The aggregate incremental cost of Messrs. Host’s and Stevens’ personal use of a company-owned automobile is calculated based on the annual cost to Trustmark to own and operate each automobile (taking into account depreciation, insurance, taxes, repairs, maintenance and fuel) multiplied by the percentage that Messrs. Host and Stevens, respectively, used the automobile for personal rather than business travel.

(3)

The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the NEOs on each dividend payment date during 2019. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest, subject to a six-month delay when required by Section 409A.

Grants of Plan-Based Awards for 2019

The following table presents information regarding incentive-based cash bonuses and equity awards granted to the NEOs during or for the year ended December 31, 2019, under Trustmark’s annual management incentive plan (cash), the mortgage department production bonus incentive for Mr. Tyler (cash) and Amended and Restated Stock Plan (restricted stock/restricted stock units) and, in the case of incentive-based awards, reflects the amounts that could be earned or received under such awards:

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	or Base	Fair Value
		Under Non-Equity Incentive Plan			Under Equity Incentive			Shares of	Securities	Price of	of Stock
			Awards (1)			Plan Awards (2)		Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (3)	Options	Awards	Awards (4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Gerard R. Host		$355,579	$711,158	$1,422,317	---	---	---	---	---	---	---
	2/14/2019	---	---	---	2,141	12,233	24,466	---	---	---	$409,023
	2/14/2019	---	---	---	---	---	---	12,232	---	---	$409,160
Louis E. Greer		$ 97,419	$194,838	$389,676	---	---	---	---	---	---	---
	2/14/2019	---	---	---	535	3,059	6,118	---	---	---	$102,281
	2/14/2019	---	---	---	---	---	---	3,058	---	---	$102,290
Duane A. Dewey		$135,000	$270,000	$540,000	---	---	---	---	---	---	---
	2/14/2019	---	---	---	803	4,588	9,176	---	---	---	$153,404
	2/14/2019	---	---	---	---	---	---	4,587	---	---	$153,435
Wayne A. Stevens		$ 90,259	$180,517	$361,034	---	---	---	---	---	---	---
	2/14/2019	---	---	---	535	3,059	6,118	---	---	---	$102,281
	2/14/2019	---	---	---	---	---	---	3,058	---	---	$102,290
Breck W. Tyler		$ 64,946	$129,892	$ 259,784	---	---	---	---	---	---	---
		---	---	$ 250,000	---	---	---	---	---	---	---
	2/14/2019	---	---	---	321	1,835	3,670	---	---	---	$ 61,355
	2/14/2019	---	---	---	---	---	---	1,835	---	---	$ 61,381

(1)

The amounts shown in these columns reflect possible payouts under the annual management incentive plan for 2019. The minimum possible payment level (threshold) was 50% of the target amount shown, and the maximum possible payment was 200% of the target. All of these amounts are percentages of the executive’s base salary as of March 1, 2019. The amount of the award actually earned by the NEOs was recommended by the Committee on February 18, 2020 and approved by the Board on February 19, 2020. For Mr. Tyler, the amounts shown in the second row reflect the maximum amount he can earn annually under a quarterly production incentive based on the mortgage department’s origination, above a threshold production level, of mortgages that conform to the Bank’s mortgage origination guidelines. The production incentive does not have a threshold or target level. Amounts actually earned for 2019 are reported as Non- Equity Incentive Plan Compensation in the “Summary Compensation Table for 2019” on page 28.

(2)

Reflects the performance-based restricted stock and restricted stock unit awards granted on February 14, 2019. For a description of the vesting conditions and other features of the performance-based restricted stock and restricted stock unit awards, please see “Equity-Based Compensation” beginning on page 23.

(3)

Reflects the number of time-based restricted shares granted on February 14, 2019. For a description of the vesting conditions and other features of the time-based restricted stock, please see “Equity-Based Compensation” beginning on page 23.

(4)

The amounts in this column reflect the grant date fair value of the performance-based restricted stock and restricted stock unit awards computed in accordance with ASC Topic 718, in each case based on the then-anticipated outcome and the grant date fair value of the time-based restricted stock computed in accordance with ASC Topic 718.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table presents information regarding unvested performance-based restricted stock and restricted stock unit awards and time-based restricted stock awards held by NEOs at December 31, 2019. All awards in the table below were granted under the Amended and Restated Stock Plan. None of the NEOs held any unexercised options at December 31, 2019.

		Stock Awards
					Equity Incentive
				Equity Incentive	Plan Awards:
				Plan Awards:	Market or Payout
		Number of	Market Value of	Number of	Value of Unearned
		Shares or Units of	Shares or Units of	Unearned Shares, Units	Shares, Units or Other
		Stock That Have	Stock That Have	or Other Rights That	Rights That Have Not
		Not Vested (1)	Not Vested (2)	Have Not Vested (1)	Vested (2)
Name	Grant Date	(#)	($)	(#)	($)
Gerard R. Host	2/16/2017 (3)	6,403	$220,968	---	---
	2/16/2017 (4)	---	---	9,490	$ 327,500
	2/15/2018 (3)	12,829	$442,729	---	---
	2/15/2018 (5)	---	---	12,829	$ 442,729
	2/14/2019 (3)	12,232	$422,126	---	---
	2/14/2019 (6)	---	---	12,233	$ 422,161
		31,464	$ 1,085,823	34,552	$ 1,192,390
Louis E. Greer	2/16/2017 (3)	1,478	$51,006	---	---
	2/16/2017 (4)	---	---	2,190	$ 75,577
	2/15/2018 (3)	3,207	$110,674	---	---
	2/15/2018 (5)	---	---	3,208	$ 110,708
	2/14/2019 (3)	3,058	$105,532	---	---
	2/14/2019 (6)	---	---	3,059	$ 105,566
		7,743	$267,212	8,457	$ 291,851
Duane A. Dewey	2/16/2017 (3)	1,478	$51,006	---	---
	2/16/2017 (4)	---	---	2,190	$ 75,577
	2/15/2018 (3)	3,207	$110,674	---	---
	2/15/2018 (5)	---	---	3,208	$ 110,708
	2/14/2019 (3)	4,587	$158,297	---	---
	2/14/2019 (6)	---	---	4,588	$ 158,332
		9,272	$319,977	9,986	$ 344,617
Wayne A. Stevens	2/16/2017 (3)	1,478	$51,006	---	---
	2/16/2017 (4)	---	---	2,190	$ 75,577
	2/15/2018 (3)	3,207	$110,674	---	---
	2/15/2018 (5)	---	---	3,208	$ 110,708
	2/14/2019 (3)	3,058	$105,532	---	---
	2/14/2019 (6)	---	---	3,059	$ 105,566
		7,743	$267,212	8,457	$ 291,851
Breck W. Tyler	2/16/2017 (3)	1,182	$40,791	---	---
	2/16/2017 (4)	---	---	1,753	$ 60,496
	2/15/2018 (3)	1,924	$66,397	---	---
	2/15/2018 (5)	---	---	1,925	$ 66,432
	2/14/2019 (3)	1,835	$63,326	---	---
	2/14/2019 (6)	---	---	1,835	$ 63,326
		4,941	$170,514	5,513	$ 190,254

(1)

Dividends on the restricted shares are accumulated, vest and are paid only when and to the extent the underlying restricted shares vest, subject to a six-month delay when required by Section 409A. No interest is paid on accumulated dividends. No dividend equivalents are accumulated on the restricted stock units. Accelerated vesting of these shares and units may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control.

(2)

The market value of shares or units that have not vested is the number of reported shares or units, as applicable, multiplied by the closing market price of Trustmark’s common stock on December 31, 2019, which was $34.51 per share.

(3)

Reflects time-based restricted stock granted, which vests 100% on the third anniversary of the grant date, if the executive remains employed through such date. See footnote (1) above for information regarding dividend accumulation and the events that may trigger partial time-weighted accelerated vesting with respect to these shares.

(4)

For awards granted on February 16, 2017, reflects the number of performance-based restricted shares granted that vested under the award on February 18, 2020. The vesting percentages of the performance-based restricted stock and potential restricted stock units are based on performance goals of ROATE and TSR compared to a defined peer group. Because of the achievement of a performance-based vesting level with respect to the ROATE and TSR targets of less than 100% in the aggregate (73% out of a maximum of 200%), no additional achievement shares were issued. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares.

(5)

For awards granted on February 15, 2018, reflects the target (100%) number of performance-based restricted shares granted. The awards vest over a January 1, 2018, through December 31, 2020, performance period. Vesting percentages of the performance-based restricted stock and potential restricted stock unit awards are based on performance goals of a target ROATE and TSR which is compared to a defined peer group. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares and the events that may trigger partial time-weighted performance vesting.

(6)

For awards granted on February 14, 2019, reflects the target (100%) number of performance-based restricted shares granted. The awards vest over a January 1, 2019, through December 31, 2021, performance period. For a description of the vesting conditions and other features of the performance-based restricted stock and restricted stock unit awards, please see “Equity-Based Compensation” beginning on page 23. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares and the events that may trigger partial time-weighted performance vesting.

Option Exercises and Stock Vested for 2019

The following table presents information regarding restricted stock that vested during 2019 for each of the NEOs. None of the NEOs held or exercised options during 2019.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting (1)	on Vesting (2)
Name	(#)	($)
Gerard R. Host	26,877	$881,039
Louis E. Greer	6,203	$203,337
Duane A. Dewey	6,203	$203,337
Wayne A. Stevens	6,203	$203,337
Breck W. Tyler	4,962	$162,655

(1)	Represents the total number of restricted shares that vested during 2019, without taking into account any shares that were surrendered or withheld for applicable tax obligations.

(2)	Value realized is the gross number of shares multiplied by the market price of Trustmark’s common stock on the date of vesting.

Pension Benefits for 2019

The Executive Deferral Plan is discussed in more detail under “Executive Deferral Plan” on page 25.

The following table shows the present value at December 31, 2019, of accumulated benefits payable to each NEO, including the number of years of service credited, under the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 16 to Trustmark’s audited financial statements for the year ended December 31, 2019, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 20, 2020.

		Number of Years	Present Value of	Payments During
		Credited Service (1)	Accumulated Benefit (2)(3)	Last Fiscal Year (4)
Name	Plan Name	(#)	($)	($)
Gerard R. Host	Executive Deferral Plan	27	$ 4,659,290	---
Louis E. Greer	Executive Deferral Plan	21	$ 1,553,097	---
Duane A. Dewey	Executive Deferral Plan	16	$ 1,374,224	---
Wayne A. Stevens	Executive Deferral Plan	16	$ 1,012,402	---
Breck W. Tyler	Executive Deferral Plan	19	$ 1,236,802	---

(1)	This column reflects years of participation in the Executive Deferral Plan. Benefits accrue during a specified vesting period, which may be less that the years of credited service shown above.

(2)

Excludes amounts under the Executive Deferral Plan which Messrs. Stevens and Tyler would not currently be entitled to receive because such amounts are not vested. In connection with a 2013 increase in their annual retirement benefits, they become vested in the increased amount over time through the year each attains age 64.

(3)	The present value of accumulated benefit is the discounted value of the vested annual benefit payable at retirement age as of December 31, 2019.

(4)

Mr. Host became eligible to receive benefit payments under the Executive Deferral Plan on September 1, 2019. The plan provides that payments shall be deferred if such payments would not be deductible under Section 162(m) of the Internal Revenue Code. As a result, all payments due to Mr. Host in 2019 were deferred.

Non-Qualified Deferred Compensation for 2019

The NQDC Plan is discussed in more detail under “Non-Qualified Deferred Compensation Plan” on page 25. The following table presents information relating to each NEO’s participation in the plan:

	Executive	Trustmark	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in	Withdrawals/	at Last Fiscal
	Last Fiscal Year (1)	Last Fiscal Year	Last Fiscal Year (2)	Distributions	Year-End (3)
Name	($)	($)	($)	($)	($)
Gerard R. Host	$680,690	---	$1,002,518	---	$7,086,224
Louis E. Greer	$10,000	---	$12,630	---	$128,440
Duane A. Dewey	$9,000	---	$57,454	---	$361,125
Wayne A. Stevens	$44,952	---	$33,968	---	$230,171
Breck W. Tyler	---	---	$372,370	---	$1,761,593

(1)	These amounts are included in the “Summary Compensation Table for 2019” on page 28.

(2)	The amounts in this column consist of investment gains for 2019 and do not include any above-market earnings.

(3)

Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a summary compensation table prior to 2019: Host -- $3,977,275, Greer -- $47,500, Dewey -- $209,045, Stevens -- $138,932 and Tyler -- $458,158.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments that would be made to each of the NEOs in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on December 31, 2019. The amounts shown are estimates and assume that the termination or change in control event occurred on December 31, 2019. The actual amounts to be paid can only be determined at the time of an NEO’s actual termination of employment or an actual change in control of Trustmark.

In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Trustmark’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2019, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Executive Deferral Plan, NQDC Plan and 401(k) plan, and (iii) already vested equity awards.

		Non-CIC	CIC
		Termination by Company	Termination by Company
		Without Cause or	Without Cause or
		by Executive for Good	by Executive for Good
		Reason under	Reason under
Name	Incremental Compensation and Benefit Payments	Agreement	Agreement (1)
Gerard R. Host (2)	Severance (3)	---	$1,483,138
	Covenant Payment (3)(4)	$2,966,276	$2,966,276
	Restricted Stock -- Accelerated Vesting (5)	$1,117,827	$1,117,827
	Executive Deferral Plan	---	---
	Health & Welfare Benefits (8)	$69,804	$104,706
	Totals	$4,153,907	$5,671,947
Louis E. Greer	Severance (3)	---	$1,232,196
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$309,671	$309,671
	Executive Deferral Plan (6)	---	---
	Health & Welfare Benefits (8)	---	$39,041
	Totals	$309,671	$1,580,908
Duane A. Dewey	Severance (3)	---	$1,255,128
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$275,057	$275,057
	Executive Deferral Plan (6)	---	---
	Health & Welfare Benefits (8)	---	$47,864
	Totals	$275,057	$1,578,049
Wayne A. Stevens	Severance (3)	---	$1,111,616
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$275,057	$275,057
	Executive Deferral Plan (6)(7)	---	$99,251
	Health & Welfare Benefits (8)	---	$44,259
	Totals	$275,057	$1,530,183
Breck W. Tyler	Severance (3)	---	$1,007,684
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$175,804	$175,804
	Executive Deferral Plan (6)(7)	---	$137,422
	Health & Welfare Benefits (8)	---	$53,768
	Totals	$175,804	$1,374,678

(1)

Mr. Host’s employment agreement and the other NEOs’ change in control agreements provide for change in control benefits on a “best net” approach, under which the executive’s change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reduction that might be made in this regard.

(2)

If during the term of his employment agreement, Mr. Host’s employment is terminated due to disability or if he dies, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target amount for that year ($711,158 for 2019), in addition to accrued but unpaid compensation to date of termination.

(3)

The executive must sign a general release in order to be entitled to receive these amounts. In the case of the NEOs other than Mr. Host, Trustmark has the right to retain these amounts if the executive breaches the confidentiality, non-solicitation or non-competition covenants contained in the executive’s change in control agreement.

(4)

Payments pursuant to Mr. Host’s employment agreement in consideration of covenants relating to confidentiality and two-year non-solicitation and non-competition commitments, with one-half of the payment paid in 12 equal monthly installments and one-half paid in a lump sum.

(5)

Upon a change in control without termination of employment, or upon death or disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark not for cause or termination by the executive for good reason if provided in the executive’s employment agreement, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested restricted stock and restricted stock units (plus accumulated dividends attributable to the shares of restricted stock vesting), based on actual service in the case of time-based restricted stock and actual service and actual performance in the case of performance-based restricted stock and restricted stock units. The value of the restricted stock and restricted stock units upon vesting is based on the closing market price per share of $34.51 as of December 31, 2019, plus the amount of accumulated cash dividends attributable to the shares of restricted stock vesting.

(6)	Upon death, an incremental pre-retirement death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.

(7)

Upon termination within three years following a change in control, the executive is entitled to accelerated vesting of a portion of his unvested benefit under the Executive Deferral Plan by adding up to five years of service to the executive’s service under the plan. The incremental benefit amount shown in this column is equal to the present value of the amount of the benefit for which vesting would have been accelerated in connection with such a termination as of December 31, 2019. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the “Pension Benefits for 2019” table using a 2.84% rate for present value computations. Messrs. Host, Greer and Dewey were already fully vested as of December 31, 2019, and would not have received any incremental benefits from this provision. Messrs. Stevens and Tyler each would have received the incremental benefits shown in the table in connection with the unvested portions of the 2013 increase in their annual retirement benefit.

(8)

Mr. Host is entitled to 24 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if his employment is terminated by Trustmark without cause or if he resigns for good reason, and 36 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination upon such events in the case of a change in control. The other NEOs are entitled to 18 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if within two years after a change in control the executive’s employment is terminated by Trustmark other than due to death, disability or for cause or if he resigns for good reason.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Human Resources Committee, as listed below, recommended to the Audit & Finance Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

Adolphus B. Baker (Chairman)	Richard H. Puckett
Harris V. Morrissette	R. Michael Summerford

Human Resources Committee Interlocks and Insider Participation

No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction as discussed in the section beginning on page 40.

2019 Pay Ratio Disclosure

For 2019, the ratio of the total compensation of Trustmark’s CEO to the total compensation of Trustmark’s median employee was 70 to 1. To calculate this ratio, Trustmark identified its median employee as of December 31, 2017 based on employees’ gross earnings, less before-tax benefit deductions, as reported in Box 5 of the United States Internal Revenue Service Form W-2. Compensation was annualized for employees who worked less than a full year, and compensation for part-time employees was annualized but not converted into a full-time equivalent. Trustmark used the same median employee in 2019 as in 2018 and 2017, based on its determination that there were no material changes to its employee population or compensation arrangements reasonably likely to result in a change in the ratio. Once identified, the median employee’s total compensation for 2019 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K to be $44,602, as compared to total compensation of $3,095,265 for Trustmark’s CEO.

Employment and Change in Control Agreements with NEOs

Employment Agreement with Mr. Host. In connection with his election as President and CEO of Trustmark Corporation and the Bank, Trustmark and Mr. Host entered into an employment agreement, effective January 1, 2011 (the Agreement). This agreement was subsequently amended effective February 15, 2018 (the First Amendment) and amended a second time, effective December 10, 2019 (the Second Amendment). Pursuant to the Second Amendment, Mr. Host ceased serving as President of the Bank, effective January 1, 2020.

If not terminated earlier, Mr. Host’s employment under the Agreement will automatically terminate upon his retirement on December 31, 2020, the year he turns 66. Either Trustmark or Mr. Host may terminate Mr. Host’s employment with 30 days’ notice, except that no prior notice is required in the case of termination for Cause.

Mr. Host is guaranteed a minimum base salary of $550,000 annually, subject to annual review. Recognizing the need to be flexible in the current economic environment, the Agreement provides that Mr. Host’s base salary may be reduced below $550,000, with his consent, if Trustmark reduces the base salaries of other senior executives.

Mr. Host is eligible to earn an annual cash bonus, with a bonus target amount of 90% of his base salary. Mr. Host is also eligible to receive equity compensation awards on such basis as the Committee determines and is eligible to participate in any benefit plans or programs that are offered to senior executives generally.

On any cessation of employment, Mr. Host will be entitled to his earned but unpaid base salary and annual bonus and, except in the case of termination for Cause, any accrued vacation (earned compensation). Mr. Host will be entitled to additional severance benefits in the event his employment ends as a result of his death or disability, or in the event his employment is terminated by Trustmark without Cause whether in connection with a change in control of Trustmark or not, or in the event Mr. Host resigns for Good Reason whether in connection with a change in control of Trustmark or not.

Under the Agreement, Mr. Host is subject to standard confidentiality, non-solicitation and non-competition obligations during the term of the Agreement and for two years after his employment ends. As partial consideration for these obligations after his employment ends, if Mr. Host’s employment is terminated by Trustmark without Cause or if he resigns for Good Reason, he will be entitled to payments equal to two times the sum of (i) his annual base salary, and (ii) the average of his annual bonuses earned for the three years prior to the end of his employment (the Covenant Payments), with one-half of the Covenant Payments paid in 12 equal monthly installments commencing 60 days after termination and one-half paid in a lump sum 60 days after termination.

If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to the Covenant Payments and earned compensation: (i) a lump sum payment equal to one times his base salary and the average of his annual bonuses earned for the three years prior to the change in control, (ii) thirty-six months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, and (iii) accelerated vesting of any unvested stock options.

If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason where he is not entitled to such change in control enhanced severance benefits, he will be entitled to twenty-four months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, in addition to the Covenant Payments and earned compensation.

If Mr. Host’s employment is terminated due to disability or if he dies during the term, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of his earned compensation plus a time-weighted pro-rata share of his annual bonus target amount for that year.

In certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the Agreement. In the case of benefits that are delayed, Mr. Host would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the company at the end of the six-month period.

The Agreement includes a clawback provision that will permit Trustmark to recover certain incentive-based compensation as required by federal law and as determined by the Committee.

For purposes of this agreement, “Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate, (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate, (viii) conviction of, or entry of a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude, (ix) continual failure to perform substantially his duties and responsibilities (other than any such failure resulting from incapacity due to disability) after a written demand for substantial performance is delivered which specifically identifies the manner in which he has not substantially performed his duties and responsibilities, (x) violation in any material respect of Trustmark’s policies or procedures, including the Code of Ethics, or (xi) conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board, in material injury to Trustmark, whether monetary, reputational or otherwise.

For purposes of the Agreement, “Good Reason” means (i) a demotion in status, title or position or the assignment of the person to duties or responsibilities which are materially inconsistent with such status, title or position, (ii) a material breach of the agreement by Trustmark, or (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent.

For purposes of the Agreement, “change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of the Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies, or (iv) during any two year period, a more than one-third change in the Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii), and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.

The amounts which would have been payable to Mr. Host assuming a termination event on December 31, 2019, are addressed in the “Potential Payments Upon Termination or Change in Control” table beginning on page 34.

The above is a summary of the material terms and provisions of the Agreement. For the complete Agreement, including the exact definitions of the defined terms used therein, refer to the copies of the Agreement that has been filed with the SEC on September 14, 2010, as Exhibit 10-z to Trustmark’s Current Report on Form 8-K, the First Amendment to the Agreement that has been filed with the SEC on February 20, 2018, as Exhibit 10-v to Trustmark’s Annual Report on Form 10-K and the Second Amendment to the Agreement that has been filed with the SEC on December 10, 2019, as Exhibit 10.1 to Trustmark’s Current Report on Form 8-K, and are incorporated by reference into this proxy statement.

Change in Control Agreements with Other NEOs. In February 2014, upon the recommendation of the Committee and approval of the Board, Trustmark entered into identical change in control agreements with each of the NEOs (each a CIC Agreement), other than Mr. Host whose employment agreement already provides change in control benefits. Under the CIC Agreement, if the executive’s employment is terminated by Trustmark other than due to death or disability or for Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to any previously earned compensation: (i) a lump sum payment within 60 days after termination equal to two times the sum of his base salary in effect immediately prior to the change in control and the average of his annual bonuses earned for the two years prior to the year in which the change in control occurs (the CIC Severance Benefit), and (ii) eighteen months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination (the CIC Continuing Benefit). Each CIC Agreement includes standard confidentiality obligations during and after the executive’s employment. In addition, each CIC Agreement includes standard non-solicitation and non-competition obligations during the executive’s employment and for twelve months after the executive’s employment ends when the executive is eligible to receive the CIC Severance Benefit. Each CIC Agreement also provides that Trustmark may retain the CIC Severance Benefit if the executive violates the confidentiality, non-solicitation or non-competition obligation. Each executive is required to sign a release agreement with Trustmark prior to receiving the CIC Severance Benefit and the CIC Continuing Benefit after termination.

For purposes of the CIC Agreements, “Cause” and “change in control” have substantially the same meanings as in Mr. Host’s employment agreement, and “Good Reason” means (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) a material diminution in the executive’s base compensation, (iii) a material breach of the agreement by Trustmark, or (iv) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, provided such relocation is considered a material change in the location where the executive must perform services.

The amounts which would have been payable to the NEOs under the CIC Agreements assuming a change in control and termination event on December 31, 2019, are addressed in the “Potential Payments Upon Termination or Change in Control” table beginning on page 34.

The above is a summary of the material terms and provisions of the CIC Agreements. For a complete CIC Agreement, including the exact definitions of the defined terms used therein, refer to the form of CIC Agreement that has been filed with the SEC on February 7, 2014, as Exhibit 10-ad to Trustmark’s Form 8-K Current Report, and is incorporated by reference into this proxy statement.

DIRECTOR COMPENSATION

Non-employee director compensation is determined by the Board, based on the recommendation of the Human Resources Committee. Directors who are employed by Trustmark receive no compensation for Board or committee service. During 2019, each non-employee director who served on the Board also served on the Bank Board.

The Board periodically reviews non-employee director compensation to determine if changes are needed, including by comparing it to non-employee director compensation at peer companies.

For 2019, cash compensation for non-employee directors was comprised of an annual retainer of $40,000 for their combined service on the Trustmark Board and the Bank Board. In addition, the independent Chairman of the Board received an annual retainer of $50,000. In 2020, the annual cash retainer for individual non-employee directors increased to $45,000, and the annual grant of time-based restricted stock to individual non-employee directors increased from $50,000 to $55,000. The Lead Director in 2020 will receive an annual cash retainer of $30,000. The Chairs of certain Trustmark Board committees received an annual retainer ($20,000 for the Chair of the Audit & Finance Committee, $15,000 for the Chairs of the Human Resources Committee and the Enterprise Risk Committee, and $5,000 for the Chair of the Nominating Committee), and the Chairs of certain Bank Board committees received an annual retainer ($10,000 for the Chairs of the Asset/Liability Committee and the Credit Policy Committee). All members of Board and Bank Board committees, other than the Chairmen, also received an annual retainer of $2,500 per committee. In addition, Mrs. Conerly served on the Emerald Coast Community Bank Advisory Board and received a fee of $1,000 for each meeting attended. Mr. Morrissette served on the Mobile/Baldwin County, Alabama Community Bank Advisory Board and received a fee of $750 for each meeting attended.

Annual retainer fees were paid monthly. Directors are also eligible to be reimbursed for expenses incurred in attending Board and committee meetings.

For 2019, each director also received an award of time-based restricted stock under the Amended and Restated Stock Plan valued at approximately $50,000. To help align the interests of directors with shareholders and encourage a focus on long-term growth, Trustmark has guidelines that require non-executive directors to own a minimum number of shares of Trustmark stock. In 2019, the Board revised the guidelines, effective January 1, 2020, to change the minimum holdings from a number of shares (previously, 8,000 shares) to a multiple of six times the annual cash retainer as in effect from time to time. The number of shares required to be owned is calculated by reference to the 10-day trading average share price through March 31 each year. Shares of unvested time-based restricted stock are counted as shares owned for purposes of the guidelines.

All of the current directors meet the stock ownership requirements. Until a director has reached the minimum requirement, the director is required to hold 100% of the shares received from any Trustmark stock awards. To ensure that directors bear the full risks of stock ownership, Trustmark’s Insider Trading Policy prohibits directors, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. Directors are also prohibited from pledging or creating a security interest in any Trustmark stock they hold.

Trustmark maintains a Directors’ Deferred Fee Plan for non-employee directors who became directors prior to 2003 and who elected to participate in the plan. Under the plan, participating directors were required to defer $12,000 of their fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit has been determined based upon the participant’s annual contribution amount, the length of Board service and the age of the director at date of entry into the plan. The Board amended the plan in 2009 to cease future benefit accruals under and contributions by directors to the plan effective March 1, 2010. The plan requires retirement benefits to commence at a director’s normal retirement date (defined in the plan as March 1 following age 65). Thus, should a director continue service beyond normal retirement date, retirement benefits would begin prior to cessation of Board service. Depending on a number of factors, the vested annual benefit at retirement is payable for the longer of life or twenty-five years and, as of December 31, 2019, ranges from $51,000 to $78,000 (taking into account the March 1, 2010, benefit accrual freeze) for current directors who elected to participate in the plan. Trustmark has purchased life insurance contracts on participating directors to fund the benefits under this plan.

Non-employee directors may defer all or a part of their annual retainer fees pursuant to the NQDC Plan. The compensation deferred is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.

Director Compensation for 2019

The following table provides director compensation information for the year ended December 31, 2019.

					Change in
					Pension Value and
					Non-Qualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash (2)	Awards (3)	Awards (4)	Compensation	Earnings (5)	Compensation (6)	Total
Name (1)	($)	($)	($)	($)	($)	($)	($)
Adolphus B. Baker	$ 60,000	$ 51,179	---	---	$159,293	$ 4,257	$274,729
William A. Brown	$ 45,000	$ 51,179	---	---	---	$ 4,257	$100,436
James N. Compton	$ 47,500	$ 51,179	---	---	---	$ 4,257	$102,936
Tracy T. Conerly	$ 69,000	$ 51,179	---	---	---	$ 4,257	$124,436
Toni D. Cooley	$ 60,000	$ 51,179	---	---	---	$ 4,257	$115.436
J. Clay Hays Jr., M.D.	$ 45,000	$ 51,179	---	---	---	$ 4,257	$100,436
Harris V. Morrissette	$ 50,500	$ 51,179	---	---	---	$ 4,257	$105,936
Richard H. Puckett	$ 57,500	$ 51,179	---	---	$227,833	$ 4,257	$340,769
R. Michael Summerford	$ 97,500	$ 51,179	---	---	---	$ 4,257	$152,936
Harry M. Walker	$ 55,000	$ 51,179	---	---	---	$ 4,257	$110,436
LeRoy G. Walker, Jr.	$ 47,500	$ 51,179	---	---	$ 77,467	$ 4,257	$180,403
William G. Yates III	$ 45,000	$ 51,179	---	---	---	$ 4,257	$100,436

(1)

Gerard R. Host, Trustmark’s CEO, is not included in this table as he is an associate of Trustmark and thus received no compensation for his service as a director. The compensation received by Mr. Host as an associate of Trustmark is shown in the “Summary Compensation Table for 2019” on page 28.

(2)

Amounts include fees earned or paid for service on both the Trustmark Board and the Bank Board and their respective committees. The amounts in this column include fees deferred pursuant to the NQDC Plan. For Mrs. Conerly, the amount also includes fees paid for attendance at meetings of the Emerald Coast Community Bank Advisory Board of Directors. For Mr. Morrissette, the amount also includes fees paid for attendance at meetings of the Mobile, Alabama, Community Bank Advisory Board of Directors.

(3)

On February 14, 2019, each non-employee director received 1,530 shares of time-based restricted stock, valued on a 10-day average closing stock price up to and including the date of the grant. Subject to accelerated vesting in full upon a change in control, upon retirement at or after age 65 or cessation of Board service at the end of an elected term, in each case with consent of the Human Resources Committee and where cause for termination is not present, or upon disability, death or termination without cause, the restricted shares vest on February 14, 2022, if the director is still serving at the time. The amounts in this column reflect the aggregate grant date fair value (computed in accordance with ASC Topic 718 excluding the impact of estimated forfeitures). Assumptions used in the calculation of these amounts are included in Note 17 to Trustmark’s audited financial statements for the year ended December 31, 2019, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 20, 2020. At December 31, 2019, each non-employee director held 4,627 shares of unvested time-based restricted stock.

(4)	No stock option awards were made during 2019. At December 31, 2019, none of the non-employee directors held any stock options.
(5)

The amounts shown in the table above reflect the changes in actuarial present value of the directors’ accumulated benefits under Trustmark’s Directors’ Deferred Fee Plan. The increases were determined using interest rate and mortality rate assumptions included in Note 16 to Trustmark’s audited financial statements for the year ended December 31, 2019, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 20, 2020.

(6)

The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the directors on each dividend payment date during 2019. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that Trustmark’s shareholders have the opportunity to provide an advisory vote to approve Trustmark’s executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. Accordingly, Trustmark’s shareholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of Trustmark’s NEOs as described above, by voting for or against this proposal.

The Human Resources Committee and Board have designed Trustmark’s executive compensation to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Trustmark, through the Human Resources Committee, the Board and the contributions of an outside compensation consultant, structures executive compensation to motivate these employees to maximize shareholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” and the tabular disclosures of NEO compensation and related disclosures that follow.

This proposal gives you as a shareholder the opportunity to vote for or against the following resolution: “RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Trustmark’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion disclosed in this proxy statement on pages 17 to 37.”

Trustmark believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of shareholders and are necessary to attract and retain experienced, highly-qualified executives important to Trustmark’s long-term success and the enhancement of shareholder value. The Board believes that Trustmark’s executive compensation achieves these objectives, and, therefore, recommends that shareholders vote “for” the proposal.

Because this vote is advisory, it will not be binding on the Board and will not be construed as overruling any decision made by the Board. The Human Resources Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

The Board recommends that shareholders vote “for” this proposal to provide advisory approval of Trustmark’s executive compensation.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Trustmark has engaged Crowe as its independent auditor since December 21, 2015, and the Audit & Finance Committee reaffirmed Crowe’s engagement as the independent auditor for the fiscal year ending December 31, 2020. The Board recommends that shareholders vote in favor of ratifying the selection of Crowe. If shareholders do not ratify the selection of Crowe, the Audit & Finance Committee will consider a change in independent auditor for the next year.

The Audit & Finance Committee is responsible for approving the compensation paid to Crowe as Trustmark’s independent auditor. In order to assure continuing auditor independence, the Audit & Finance Committee periodically considers whether there should be regular rotation of the independent auditing firm. The members of the Audit & Finance Committee and the Board believe that continued retention of Crowe to serve as Trustmark’s independent auditor is in the best interest of Trustmark and its shareholders.

Representatives of Crowe are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.

The Board recommends that shareholders vote “for” ratification of the selection of Crowe as Trustmark’s independent auditor.

AUDIT & FINANCE COMMITTEE REPORT

Trustmark’s Audit & Finance Committee conducts the usual and necessary activities in connection with the audit functions of Trustmark. The Committee reviewed and discussed with management and Crowe the consolidated audited financial statements as of and for the three years ended December 31, 2019. The Committee also discussed with Crowe the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). The Committee received the written disclosures and the letter from Crowe required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and discussed the independence of Crowe. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2019.

All of the following members of Trustmark’s Audit & Finance Committee are independent directors as defined by NASDAQ Listing Rules:

Tracy T. Conerly (Chair)	Harris V. Morrissette
William A. Brown	LeRoy G. Walker, Jr
James N. Compton

The Board has determined that Tracy T. Conerly, James N. Compton and Harris V. Morrissette each qualify as an audit committee financial expert pursuant to the requirements of the SEC.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by Crowe for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2019, and December 31, 2018, and fees billed for other services rendered by Crowe during those periods. All services reflected below for 2019 and 2018 were pre-approved in accordance with the policy of the Audit & Finance Committee. Information related to audit fees for 2019 includes amounts billed through December 31, 2019, and additional amounts estimated to be billed for the 2019 period for audit services rendered.

	Audit	Audit-Related
Year	Fees (1)	Fees (2)	All Other Fees (3)	Total
2019	$ 1,114,000	$ 226,271	---	$ 1,340,271
2018	$ 921,000	$ 240,836	---	$ 1,161,836

(1)

Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, audit of internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services provided in connection with statutory and regulatory filings.

(2)	In 2019 and 2018, audit-related fees included fees for professional services in connection with other various assurance services.

(3)	Crowe did not provide any tax services to Trustmark in 2019 or 2018.

Pre-Approval Policy

The Audit & Finance Committee has adopted a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent auditor, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent auditor. Any additional services or fees in excess of the approved amounts require specific pre-approval by the Committee. The Committee has delegated to its Chairman the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chairman grants such approval, she will report that approval to the full Committee at its next meeting. Non-audit services, prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

RELATED PARTY TRANSACTIONS

This section provides information regarding certain transactions between Trustmark and its subsidiaries and certain of our directors and officers.

The Bank has made loans to directors, executive officers and principal shareholders and their related interests in 2019 and in prior years and continues to do so in 2020. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. Loan transactions with directors, executive officers and principal shareholders and their related interests are approved by the Board as part of the Bank’s loan review policy under Regulation O.

The Bank made a payment of approximately $275,000 in 2019 to Bloomfield Equities, LLC, for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC, is owned indirectly by Trustmark director William G. Yates III and his family through Spectrum Capital, LLC, which is owned thirty-three percent (33%) by Mr. Yates III and sixty-seven percent (67%) by his family and a family trust. The dollar value of Mr. Yates III’s interest in the transaction was approximately $81,675. The collective dollar value of this transaction to the Yates family (excluding Mr. Yates) was approximately $165,825. The Bank expects to make a payment of $275,000 in 2020 to Bloomfield Equities, LLC, for naming rights to Trustmark Park. The specific dollar value of Mr. Yates III’s interest in the 2020 transaction is not known at this time.

In addition, Trustmark purchased a $17,000 sponsorship from Spectrum Events, LLC for the 2019 Governor’s Cup college baseball games played at Trustmark Park. Spectrum Events, LLC is wholly owned by Spectrum Capital, LLC. The dollar value of Mr. Yates III’s interest in these transactions is approximately $5,610. The collective dollar value of these transactions to the Yates family (excluding Mr. Yates) is approximately $11,390. Trustmark expects to pay $17,000 for sponsorship to Spectrum Events, LLC for the 2020 Governor’s Cup college baseball games to be played at Trustmark Park.

In addition, Trustmark anticipates paying Bloomfield Holdings, LLC $60,000 in 2020 for, among other things, exclusive banking rights at the Outlets of Mississippi, which is owned by Bloomfield Holdings, LLC. Ninety percent (90%) of Bloomfield Holdings, LLC is owned indirectly by Spectrum Capital, LLC. The dollar value of Mr. Yates III’s interest in the transactions was approximately $17,820. The collective dollar value of these transactions to the Yates family (excluding Mr. Yates) was approximately $36,180.

During 2013, in connection with the New Markets Tax Credit Program, the Bank purchased approximately $4.4 million of state and federal tax credits for approximately $2.8 million through two entities in each of which the Bank holds a 99.99% interest. The federal tax credit, which totaled approximately $2.0 million, was allocated to this transaction by SCC Sub-CDE 2, LLC (SCC Sub), a subsidiary of Southern Community Capital, LLC (SCC), which in turn was allocated the federal tax credit by SCC, a subsidiary of the Bank. SCC owns 0.01% of SCC Sub, with a managing member distribution for that percentage paid back to SCC on a quarterly basis. Of the Bank’s approximately $2.8 million investment, approximately $2.0 was ultimately loaned to Bloomfield Holdings, LLC by SCC Sub in connection with a qualifying real estate development project. The loan by SCC Sub to Bloomfield Holdings, LLC has an annual interest rate of 1.00% and a term of 30 years. The dollar value of Mr. Yates III’s interest in the Bank’s investment was approximately $684,659. The collective dollar value to the Yates family of the Bank’s investment is approximately $2.1 million.

During 2017 and 2019, the Bank entered into construction management agreements with W. G. Yates & Sons Construction Company (WGY&S) in connection with the construction of new facilities located in Jackson and Brandon, Mississippi, respectively. WGY&S is wholly-owned by Mr. Yates III and his family, and Mr. Yates III serves as its President and CEO. During 2019, the Bank paid approximately $4.3 million in construction management fees to WGY&S in connection with the ongoing constructions. Trustmark expects to pay approximately $4.3 million in construction management fees to WGY&S relating to the projects in 2020.

In addition, during 2019, Trustmark paid approximately $1.2 million to WGY&S for assistance with hurricane disaster response, recovery and repairs for branch offices located in Bay County, Florida, following Hurricane Michael in October 2018. Trustmark anticipates additional expenses of approximately $65,000 in 2020.

During 2019, WGY&S and certain of its wholly-owned subsidiaries and affiliates paid premiums for employee benefits insurance policies to third party insurance companies. Fisher Brown Bottrell received commissions of approximately $1.2 million from such insurance companies for placing these policies. Trustmark believes the premiums and the terms of the insurance policies are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. Fisher Brown Bottrell continues to serve as insurance agent for these policies for WGY&S in 2020. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time. In addition, during 2019 WGY&S and certain of its subsidiaries and affiliates paid the Bank an aggregate of $261,871 in fees for trust and investment management services, including for serving as trustee of certain 401(k) plans for such affiliates. Trustmark believes these fees are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. The Bank continues to provide these services for WGY&S in 2020. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time.

Trustmark’s Audit & Finance Committee has adopted and manages a written policy that governs the review, approval or ratification of related party transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or a series of similar transactions, arrangements or relationships) in which Trustmark is, or will be, a participant and in which a “related party” has a direct or indirect material interest where the aggregate amount involved exceeds $120,000. A “related party” is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii), or (iv) an entity (a) which is controlled by someone listed in (i), (ii) or (iii), (b) in which someone listed in (i), (ii) or (iii) above owns 5% or more of the outstanding equity securities, or (c) of which someone listed in (i), (ii) or (iii) is an executive officer or general partner.

The policy provides that any related party transaction must be reported to the General Counsel and may be consummated or may continue only if the Audit & Finance Committee determines that, under all of the circumstances, the transaction is not inconsistent with the best interests of Trustmark. Generally, a transaction that is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party will be presumed to not be inconsistent with the best interests of Trustmark. Certain categories of transactions are deemed to be pre-approved by the Audit & Finance Committee and do not require separate approval. These include, among other things, compensation or benefits arrangements approved by the Human Resources Committee and extensions of credit made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, of those prevailing at the time for comparable loans with persons not related to the Trustmark and not presenting more than the normal risk of collectability or other unfavorable features.

The Audit & Finance Committee considered and approved, or ratified, the payments, as applicable, to Bloomfield Equities, LLC, Spectrum Events, LLC, Bloomfield Holdings, LLC, and WGY&S, and, therefore, to Mr. Yates III, as well as the business relationships between Fisher Brown Bottrell, the Bank and WGY&S and certain of its subsidiaries and affiliates.

BENEFICIAL OWNERSHIP OF TRUSTMARK STOCK

The following table reflects the number of Trustmark shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) current directors and director nominees, (c) each of the NEOs within the Executive Compensation section, and (d) current directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%. All percentage computations are based on 64,320,754 shares of Trustmark common stock outstanding as of February 3, 2020, which includes unvested restricted stock. As of February 3, 2020, there were no options outstanding.

	Shares
	Beneficially		Percent of
	Owned		Outstanding
Name	as of 02/03/20		Shares
BlackRock, Inc.	9,096,720	(1)	14.1%
55 East 52nd Street
New York, New York 10055
The Vanguard Group	5,730,857	(2)	8.9%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
The Robert M. Hearin Foundation	5,558,024	(3)	8.6%
The Robert M. Hearin Support Foundation
Post Office Box 16505
Jackson, Mississippi 39236
Dimensional Fund Advisors LP	4,529,106	(4)	7.0%
Dimensional Place
6300 Bee Cave Road, Building One
Austin, Texas 78746
Adolphus B. Baker	33,810	(5)
William A. Brown	12,121	(5) (6)
Augustus L. Collins	0	(7)
James N. Compton	32,982	(5) (8)
Tracy T. Conerly	10,595	(5)
Toni D. Cooley	15,067	(5)
Duane A. Dewey	54,468	(9)
Marcelo Eduardo	1,268	(7) (10)
Louis E. Greer	55,013	(11) (12)
J. Clay Hays, Jr., M.D.	7,946	(5) (13)
Gerard R. Host	287,015	(14)
Harris V. Morrissette	15,374	(5)
Richard H. Puckett	104,271	(5) (15)
Wayne A. Stevens	49,998	(11) (16)
R. Michael Summerford	19,333	(5)
Breck W. Tyler	29,817	(17)
Harry M. Walker	63,566	(5) (18)
LeRoy G. Walker, Jr.	14,689	(5)
William G. Yates III	18,506	(5)
Directors and executive officers of Trustmark as a group	1,020,246	(19)	1.6%

(1)	According to Amendment No. 11 to Schedule 13G filed with the SEC on February 4, 2020, by BlackRock, Inc., as of December 31, 2019, BlackRock, Inc.,

through its subsidiaries, has sole voting power with respect to 8,940,796 shares of Trustmark common stock and sole investment power with respect to 9,096,720 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(2)

According to Amendment No. 7 to Schedule 13G filed with the SEC on February 12, 2020, by The Vanguard Group, as of December 31, 2019, The Vanguard Group, through its subsidiaries, has sole voting power with respect to 61,324 shares of Trustmark common stock and sole investment power with respect to 5,666,842 shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 5,730,857 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(3)

Based solely on information provided to Trustmark by The Robert M. Hearin Foundation on behalf of The Robert M. Hearin Foundation, The Robert M. Hearin Support Foundation, Capitol Street, LLC, Galaxie Corporation, Bay Street, LLC, Harbor Street, Inc. and H-H Corporation, (collectively, Hearin Foundation), as of December 31, 2019, the Hearin Foundation beneficially owns 5,558,024 shares of Trustmark common stock including 376,578 shares owned by The Robert M. Hearin Foundation, 3,519,482 shares owned by The Robert M. Hearin Support Foundation, 1,388,964 shares owned by Capitol Street, LLC, 23,000 shares owned by Bay Street, LLC and 250,000 shares owned by Harbor Street, Inc. Capitol Street, LLC is 100% owned by Galaxie Corporation, which may be deemed to be controlled by The Robert M. Hearin Support Foundation. Bay Street, LLC and Harbor Street, Inc. may also be deemed to be controlled by The Robert M. Hearin Support Foundation, which owns an indirect 50% interest in each of Bay Street, LLC and Harbor Street, Inc. Voting and investment decisions concerning shares beneficially owned by The Robert M. Hearin Foundation and The Robert M. Hearin Support Foundation are made by the Foundations’ trustees: Robert M. Hearin, Jr., Matthew L. Holleman, III, Steve M. Hendrix, E. E. Laird, Jr., Laurie H. McRee and Alan W. Perry.

(4)

According to Amendment No. 3 to Schedule 13G filed with the SEC on February 12, 2020, by Dimensional Fund Advisors LP, as of December 31, 2019, Dimensional Fund Advisors LP, through its subsidiaries, has sole voting power with respect to 4,417,416 shares of Trustmark common stock and sole investment power with respect to 4,529,106 shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 4,529,106 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(5)

Includes 4,627 shares of time based restricted stock with respect to which Directors Baker, Brown, Compton, Conerly, Cooley, Hays, Morrissette, Puckett, Summerford, H. Walker, L. Walker, and Yates each has sole voting power but which cannot be transferred prior to vesting.

(6)	Includes 500 shares held in trust of which Mr. Brown is the co-trustee and sole beneficiary.

(7)	Upon election as a director, General Collins and Mr. Eduardo will each purchase shares of Trustmark stock to satisfy director qualifying share requirements under the National Bank Act.

(8)	Includes 1,900 shares as to which Mr. Compton shares voting and investment power with his spouse.

(9)

Includes 20,068 shares of restricted stock with respect to which Mr. Dewey has sole voting power but which cannot be transferred prior to vesting and 29,632 shares as to which Mr. Dewey shares voting and investment power with his spouse.

(10)	Includes 1,268 shares owned by his spouse as to which Mr. Eduardo has no voting or investment control.

(11)	Includes 17,010 shares of restricted stock with respect to which Messrs. Greer and Stevens each has sole voting power, but which cannot be transferred prior to vesting.

(12)	Includes 37,999 shares as to which Mr. Greer shares voting and investment power with his spouse.

(13)	Includes 200 shares as to which Dr. Hays shares voting and investment power with his spouse.

(14)	Includes 69,526 shares of restricted stock with respect to which Mr. Host has sole voting power but which cannot be transferred prior to vesting.

(15)	Includes 75,138 shares owned by his spouse as to which Mr. Puckett has no voting or investment control.

(16)	Includes 30,837 shares as to which Mr. Stevens shares voting and investment power with his spouse.

(17)

Includes 11,102 shares of restricted stock with respect to which Mr. Tyler has sole voting power but which cannot be transferred prior to vesting and 1,129 shares as to which Mr. Tyler shares voting and investment power with his spouse.

(18)	Includes 45,144 shares as to which Mr. H. Walker shares voting and investment power with his spouse and 475 shares owned by his spouse as to which Mr. H. Walker has no voting or investment control.

(19)

Includes shares held directly or indirectly by 24 individuals: the currently-serving directors and NEOs listed herein, as well as Trustmark’s other remaining executive officers. Of these, a total of 279,208 are shares of restricted stock with respect to which the individuals have sole voting power, but which cannot be transferred prior to vesting. None of these shares are pledged as security.

PROPOSALS OF SHAREHOLDERS

Shareholders may submit proposals to be considered at the 2021 Annual Meeting of Shareholders if they do so in accordance with Trustmark’s bylaws and applicable regulations of the SEC. In accordance with Trustmark’s bylaws as more fully described under “Corporate Governance -- Nomination of Directors” beginning on page 9, any shareholder intending to nominate a candidate for election to the Board at Trustmark’s 2021 Annual Meeting of Shareholders must submit notice to the Secretary no earlier than December 16, 2020, and no later than January 15, 2021. Any shareholder intending to propose a matter for consideration at Trustmark’s 2021 Annual Meeting of Shareholders (other than a director nomination) must submit such proposal in writing to the Secretary at Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 no later than January 30, 2021; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2021 Annual Meeting of Shareholders, the proposal must meet the requirements of SEC Rule 14a-8 and be submitted to the Secretary no later than November 16, 2020. In addition, the proxy solicited by the Board for the 2021 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by January 30, 2021.

COST OF PROXY SOLICITATION

Solicitation of proxies will be primarily by mail and electronic delivery. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.

AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, April 28, 2020:

This proxy statement, a form of the proxy card and Trustmark’s 2019 Annual Report to Shareholders are available at www.trustmark.com under About/Investor Relations/Annual Meeting of Shareholders. As permitted by rules adopted by the SEC, Trustmark is furnishing these proxy materials over the Internet to most shareholders. Those shareholders will not receive printed copies of these documents and instead will receive a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a printed copy of the proxy materials including this proxy statement, a proxy card and Trustmark’s 2019 Annual Report to Shareholders. Shareholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail.

P.O. BOX 291 JACKSON, MS 39205-0291

VOTE BY INTERNET - www.proxyvote.com

Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 27, 2020, for shares held directly and by 11:59 p.m. Eastern Time on April 23, 2020, for shares held in a Plan. To vote online, have the proxy card in hand, access the website above and follow the instructions given.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Shareholders should mark, sign and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU ARE NOT VOTING BY INTERNET, TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

– – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – –

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TRUSTMARK CORPORATION Items of Business

The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.
1. Election of Directors - To elect a board of thirteen directors to hold office for the ensuing year or until their successors are elected and qualified.
	Nominees:	For	Against	Abstain			For	Against	Abstain

	1a. Adolphus B. Baker	☐	☐	☐	1i. Gerard R. Host		☐	☐	☐

	1b. William A. Brown	☐	☐	☐	1j. Harris V. Morrissette		☐	☐	☐

	1c. Augustus L. Collins	☐	☐	☐	1k. Richard H. Puckett		☐	☐	☐

	1d. Tracy T. Conerly	☐	☐	☐	1l. Harry M. Walker		☐	☐	☐

	1e. Toni D. Cooley	☐	☐	☐	1m. William G. Yates III		☐	☐	☐

	1f. Duane A. Dewey 1g. Marcelo Eduardo 1h. J. Clay Hays, Jr., M.D. Please indicate if you plan to attend this meeting.	☐ ☐ ☐ ☐ Yes	☐ ☐ ☐ ☐ No	☐ ☐ ☐

2.   To provide advisory approval of Trustmark’s executive compensation.

3.   To ratify the selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2020.

4.   To transact such other business as may properly come before the meeting.

							☐ ☐	☐ ☐	☐ ☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2019 Annual Report to Shareholders and 2019 Form 10-K

are available at www.proxyvote.com.

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TRUSTMARK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

APRIL 28, 2020

The shareholder(s) hereby appoint(s) R. Michael Summerford and Tracy T. Conerly, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at Trustmark’s Corporate Office, 248 East Capitol Street, Jackson, Mississippi 39201 on Tuesday, April 28, 2020, at 1:00 p.m. Central Time.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” ADVISORY APPROVAL OF TRUSTMARK’S EXECUTIVE COMPENSATION AND “FOR” RATIFICATION OF THE SELECTION OF CROWE LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY INTERNET (SEE REVERSE SIDE FOR MORE INFORMATION).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE